    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2000


                                                      REGISTRATION NO. 333-84189


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                -----------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                -----------------

                                JAGNOTES.COM INC.
                 (Name of Small Business Issuer in its Charter)

                                     Nevada
                            (State of Incorporation)

                              8999 - Services, Nec
              (Primary Standard Industrial Classification Code No.)

                                   88-0380456
                             (IRS Employer I.D. No.)


   1415 Wyckoff Road, 2nd Floor, Farmingdale, New Jersey 07727, (732) 292-1800
              (Address and Telephone Number of Principal Executive
                     Office and Principal Place of Business)


                                -----------------

             Gary Valinoti                                   Copy to:
               President                            Caldwell R. Campbell, Esq.
           JagNotes.com Inc.                           Day & Campbell, LLP

    1415 Wyckoff Road, Second Floor               3070 Bristol Street, Suite 450
     Farmingdale, New Jersey 07727                 Costa Mesa, California 92626

            (732) 292-1800                                (714) 429-2900
(Name, address and telephone number of
          agent for service)

                                -----------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.           [ ] ____________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.                                               [ ] ____________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.                                               [ ] ____________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                 Proposed           Proposed
Title of each class of                           maximum           maximum
   securities to be           Amount to be    offering price   aggregate offering       Amount of
      registered               registered       per unit(1)         price(1)        registration fee
----------------------------------------------------------------------------------------------------
Common Stock                  2,468,520(2)       $7.63(3)        $18,834,807(3)          $5,462
$.00001 par value
----------------------------------------------------------------------------------------------------
Previously Paid                                                                          $6,276
----------------------------------------------------------------------------------------------------
TOTAL DUE                                                                                   0
====================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457.

(2) Comprised of: (a) 1,838,390 shares presently outstanding, and (b) 630,130 shares issuable upon exercise of options or warrants.

(3) Based upon the average of the bid and asked prices for the common stock on July 27, 1999, as reported by the OTC Bulletin Board.


                                   ----------


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                JAGNOTES.COM INC.

                              CROSS REFERENCE SHEET
                    Between Items of Form SB-2 and Prospectus

REGISTRATION STATEMENT ITEM AND HEADING                             PROSPECTUS CAPTION
1.  Forepart of the Registration Statement and Outside Front        Outside Front Cover Page
    Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages of Prospectus         Inside Front and Outside Back Cover
                                                                    Pages

3.  Summary Information and Risk Factors                            Prospectus Summary; Risk Factors

4.  Use of Proceeds                                                 Not Applicable

5.  Determination of Offering Price                                 Not Applicable

6.  Dilution                                                        Not Applicable

7.  Selling Security Holders                                        Selling Stockholders

8.  Plan of Distribution                                            Cover Page; Plan of Distribution

9.  Legal Proceedings                                               The Company

10. Directors, Executive Officers, Promoters and Control            Management and Executive Compensation
    Persons

11. Security Ownership of Certain Beneficial Owners and             Security Ownership of Certain Beneficial
    Management                                                      Owners and Management Principal
                                                                    Stockholders

12. Description of Securities                                       Description of Securities

13. Interest of Named Experts and Counsel                           Legal Matters; Experts

14. Disclosure of Commission Position on Indemnification for        Management and Executive Compensation
    Securities Act Liabilities

15. Organization Within Last 5 Years                                Not Applicable

16. Description of Business                                         The Company

17. Management's Discussion and Analysis or Plan of                 Management's Discussion and Analysis of
    Operations                                                      Financial Condition and Results of

                                                                    Operations

18. Description of Property                                         The Company

19. Certain Relationships and Related Transactions                  n/a

20. Market Price for Common Equity and Related Stockholder          Market for Common Stock and Related
    Matters                                                         Stockholder Matters

21. Executive Compensation                                          Management and Executive Compensation

22. Financial Statements                                            Financial Statements

23. Changes in and Disagreements with Accountants on                Experts
    Accounting and Financial Disclosure

                                  Subject to completion, dated January 4, 2000

                                JAGNOTES.COM INC.


                                   PROSPECTUS

                        2,468,520 Shares of Common Stock

--------------------------------------------------------------------------------


        These shares of common stock will be sold from time to time by the selling stockholders listed on pages 40 and 41. These stockholders previously purchased the shares, or will purchase the shares upon exercise of options or warrants, from the company in private transactions.

        Our common stock is traded in the over the counter market and quoted on the Nasdaq OTC Bulletin Board under the symbol "JNOT." The bid and asked prices on December 28, 1999 were $3.88 and $4.88, respectively.


                               ------------------


        Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

        THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THIS INVESTMENT IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR MORE INFORMATION.

                                -----------------

                The date of this prospectus is ____________, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IT MAY BE AMENDED IN THE FUTURE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SEC, BUT THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


                                                                                         PAGE
Summary                                                                                     3
Risk Factors                                                                                6
Selected Financial Data                                                                    14
Management's Discussion and Analysis of Financial Condition and Results  of Operation      15
Market For Common Stock and Related Stockholder Matters                                    21
The Company                                                                                22
Management and Executive Compensation                                                      34
Security Ownership of Certain Beneficial Owners and Management                             38
Selling Stockholders                                                                       40
Plan of Distribution                                                                       43
Description of Securities                                                                  44
Legal Matters                                                                              45
Experts                                                                                    45
Other Information                                                                          46
Index to Financial Statements                                                             F-1

                                     SUMMARY

        This section highlights selected information only and may not contain all of the information that may be important to you. Please read this entire prospectus before making your investment decision. This summary, including the summary financial information, is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

        Throughout this prospectus, when we refer to "JagNotes" or when we speak of ourselves generally, we are referring collectively to JagNotes.com Inc. and its subsidiary unless the context indicates otherwise or as otherwise noted.

        JagNotes(TM) is a trademark of JagNotes.com Inc.

THE COMPANY

        JagNotes is an Internet-based provider of financial and investment information. At our web site, www.JagNotes.com, our subscribers can access timely financial information, reports and commentary as well as "JagNotes," a daily early-morning investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. While our target market in the past has been primarily limited to institutional investors, we are now, through the Internet, targeting retail subscribers in an effort to rapidly expand our subscriber base. A detailed description of our business strategy is provided under the heading "The Company" below.


        Our address is 1415 Wyckoff Road, Second Floor, Farmingdale, New Jersey 07727 and our telephone number is (732) 292-1800.

THE SELLING STOCKHOLDER OFFERING


        These shares of common stock will be sold from time to time by the selling stockholders listed on pages 40 and 41. JagNotes will not receive any of the proceeds from the sale of these shares.



JagNotes.com Inc. common stock outstanding as of
November 30, 1999(1)                                 13,996,290 shares


Shares offered by the selling stockholders(2)        2,468,520 shares

Risk Factors                                         This offering involves a high
                                                     degree of risk. Please read
                                                     "Risk Factors" beginning on page
                                                     6, and the rest of this prospectus,
                                                     before making your investment
                                                     decision.

Nasdaq Symbol                                        JNOT



(1) Does not include 630,130 shares issuable upon the exercise of outstanding options or warrants held by the selling stockholders or any shares issuable upon the exercise of any other outstanding options as of the date of this prospectus.

(2) Includes 630,130 shares issuable upon exercise of options or warrants held by the selling stockholders as of the date of this prospectus.

SUMMARY FINANCIAL DATA


        The consolidated statement of operations data for the year ended July 31, 1998 and the consolidated balance sheet data as of July 31, 1998 have been derived from financial statements which have been audited by Stephen R. Russo, CPA, independent certified public accountant, and included elsewhere in this prospectus. The consolidated statement of operations data for the year ended July 31, 1999 and the consolidated balance sheet data as of July 31, 1999 have been derived from financial statements which have been audited by J.H. Cohn LLP, independent public accountants, and included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended October 31, 1999 and 1998 and the consolidated balance sheet data as of October 31, 1999 have not been audited, but have been derived from unaudited financial information prepared, in management's opinion, on the same basis as the audited financial statements. In the management's opinion, this unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present such information fairly.


                    CONSOLIDATED STATEMENT OF OPERATIONS DATA


                                                                                                   Three Months Ended
                                          Fiscal Years Ended July 31,                                 October 31,
                                          ---------------------------                                 -----------
                                          1999                  1998                          1999                   1998
                                                                                                      (Unaudited)
Subscription Revenues                    $800,716             $932,553                       $306,106               $229,268
Net Income (Loss)                     $(1,028,292)              $2,649                    $(2,093,992)               $13,620
Basic Net Earnings (Loss) per               $(.11)                 $--                          $(.15)                   $--
Share
Basic Weighted Average Common           9,237,693            3,500,000                     13,996,290              3,500,000
Shares Outstanding



                         CONSOLIDATED BALANCE SHEET DATA


                                     Fiscal Year Ended July 31, 1999                           October 31, 1999
                                     -------------------------------                           ----------------
                                                                                                  (Unaudited)
Total Assets                                   $7,109,241                                         $5,927,278
Total Liabilities                                $414,617                                           $424,236
Stockholders' Equity                           $6,694,624                                         $5,503,042

                                  RISK FACTORS

        An investment in these shares is highly speculative and involves a high degree of risk. In this section of the prospectus we highlight certain specific risks with respect to JagNotes, its business and the purchase of these shares. These risk factors are not a complete list of all risks factors that may affect JagNotes or its stock. Please carefully consider these risk factors and the other information contained in this prospectus, before deciding to purchase these shares.

WE ARE NEW TO THE RETAIL MARKETPLACE AND TO THE INTERNET

        Until recently our business was limited to distributing reports by fax to a limited number of institutional traders, brokers, investment managers and the like. We did not launch our web site or begin to focus on expansion into the public retail market until 1999. Accordingly, there is a limited operating history upon which to judge our current operations. In deciding whether to purchase these shares, you should consider our prospects in light of the risks, expenses, and difficulties frequently encountered by a small business beginning operations in a highly competitive industry. We expect our operating expenses to increase significantly as a result of our expansion of the business and, since we have a limited operating history marketing our products and services to the public over the Internet, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. See "Business" and "Financial Statements."

WE HAVE LOST, AND MAY CONTINUE TO LOSE, MONEY


        As of October 31, 1999, we had incurred losses to date of approximately $3,304,000 and we expect to incur additional losses in fiscal year 2000. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE ARE IN AN INTENSELY COMPETITIVE BUSINESS WITH LOW BARRIERS TO ENTRY

        Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff, and we continue to face competition from traditional news and information sources including television and print. We expect competition from both sources to intensify and increase in the future.

        Our largest competitors include:

        -       Online financial news and information providers including
                TheStreet.com, MarketWatch.com and The Motley Fool
        -       Traditional media sources such as The Wall Street Journal,
                Barrons, CNNfn, and CNBC, many or most of whom also have an Internet presence
        - Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones
        -       Online brokerage firms such as E*Trade, Charles Schwab or DLJ
                Direct
        -       Internet giants such as Yahoo, Go Network and America Online

        Many of our current and potential competitors have greater name recognition, financial, technical or marketing resources, and more extensive customer bases than we do, all of which could be leveraged to gain market share to our detriment.

        The barriers to entry into our business are relatively low - i.e., it is not difficult for new competitors to enter the market. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, substantive, creative or other advantages over the services we provide. If they do so and we are unable to respond satisfactorily, our business and financial condition will likely be adversely affected. See "The Company - Competition."

WE MAY NOT BE ABLE TO GENERATE ENOUGH CASH TO SUPPORT OUR OPERATIONS

        We may not be able to generate enough cash from our operations to support our targeted level of operations. If our plans change, our assumptions prove to be inaccurate or we are otherwise unable to generate sufficient revenues, income or cash flows, we may require additional funds to maintain our operations. In any case we will require more capital to achieve our business objectives. If such funds are unavailable we may have to substantially curtail operations or cease operations altogether. If we do require additional funds we will have to seek additional equity or debt financing, bank loans, or other financing to sustain our planned expansion and growth. Such financing may not be available. Even if it is, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

        We do not have any current commitments for additional financing and we cannot guarantee that we would be able to obtain additional financing if we needed it. If our operations require additional financing and we are unable to obtain it on reasonable terms, we could be forced to restructure, file bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY NOT BE ABLE TO ADEQUATELY EXPAND OUR SUBSCRIBER BASE BECAUSE MANY OF OUR COMPETITORS OFFER FREE FINANCIAL INFORMATION

        We must expand our subscriber base to be successful. We have put measures in place to expand our subscriber base and we will continue to do so, but these measures may be ineffective at generating subscriptions, our competitors may be more successful than we are in attracting customers, or the number of Internet users seeking or willing to pay for financial information may not increase or may decrease. Any of these would be to our detriment. Moreover, many of our competitors offer financial information for free and could continue to do so at an increasing rate. Our current and potential subscribers may be unwilling to pay for our service if they feel they can receive comparable information for free. If we cannot expand our subscriber base, we will have little, if any, financial success. See "The Company - Our Business Strategy."

MANY OF OUR COMMENTATORS MAY HAVE COMPETING WEB SITES


        Many of our commentators have their own web sites on which they provide financial information. Specifically, Richard W. Arms, Jr., Michael Paulenoff, Elaine Garzarelli; Dorsey, Wright & Associates; Tom Taulli; Mark Leibovit; E*Offering and Mastrapasqua & Associates all currently have competing web sites, with the latter four offering free information. If current or potential future subscribers were to turn to these sites for financial information in lieu of JagNotes.com, our business and financial condition could be adversely affected.

WE MAY NOT BE SUCCESSFUL AT BUILDING BRAND AWARENESS OR BUILDING STRATEGIC RELATIONSHIPS

        Our growth and success depends in part on our ability to build awareness of the JagNotes.com name. The JagNotes.com name has only limited recognition within the financial community and little if any recognition among the general public. Our ability to build our subscriber base, offer new services or otherwise expand the business will be limited if we cannot increase that recognition. We cannot guarantee that we will be successful in doing so.
See "The Company - Our Business Strategy."

WE MAY EXPERIENCE DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITE

        We believe that our Web site will be more attractive to subscribers if we introduce additional or enhanced services in the future in order to retain our current users and attract new users. For example, we are considering the introduction of the following products and services in the future:


        - an expanded fixed income section providing more commentary and data on corporate and government bonds;

        -       additional specialized commentators;


        - an educational corner that will provide an ongoing series of market-related seminars and training sessions intended to improve the skills of investors and traders;


        - web sites serving Latin America and Asia which will be structured in a fashion similar to our U.S. site but will offer content specific to the region like our JagNotes-Euro.com site; and


        - technological enhancements to our web site such as the greater use of audio to deliver information to investors over the Internet.

        If we introduce a service that is not favorably received, our current users may not continue using our service as frequently. New users could also choose a competitive service over ours.

        We may also experience difficulties that could delay or prevent us from introducing new services. Such difficulties may include the inability to hire and retain qualified commentators and the lack of financing to expand our overseas operations. We may also encounter technological problems in enhancing our web site. Furthermore, these services may contain errors that are discovered after the services are introduced. We may need to significantly modify the design of these services on our Web site to correct these errors. Our business could be adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by users.

WE MAY NOT SUCCESSFULLY ATTRACT OR MANAGE ACQUISITIONS AND STRATEGIC ALLIANCES

        We currently intend to evaluate acquisitions, strategic alliances, partnerships or joint ventures, as a means of acquiring additional sources of content for our subscribers. Pursuing such transactions will entail a number of risks and difficulties. We compete with a wide variety of information providers and there may be competition for content providers. We can offer no guarantee that we will be able to locate suitable candidates for alliances or acquisition. If we are able to do so, we will require a high level of managerial skill to successfully evaluate and implement these transactions. We have little experience evaluating and implementing transactions of this type, and we cannot guarantee that we will be able to successfully pursue this strategy.

WE MAY NOT BE ABLE TO SUCCESSFULLY ESTABLISH A FOREIGN MARKET


        As part of our growth strategy we are actively pursuing expansion into European, Latin American, Asian and other foreign markets, but we have little or no experience in such markets. Although we have opened our European web site and anticipate commencing operations in Latin America and Asia in 2000, we cannot guarantee that we will be able to successfully implement our foreign growth strategy or that we can otherwise successfully expand into foreign markets.


WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH

        Our business strategy requires us to rapidly grow our business. We may not be able to do so, however, and if we do, that growth will put a strain on our financial, managerial, technical and operational resources. Growth on this scale will demand that we rapidly and successfully expand our staff and operations and will require a high level of managerial skill. We have little experience in managing this sort of expansion. If we fail to successfully do so, our business and your investment will likely suffer.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

        We have certain intellectual property rights including, among others:

        -       The JagNotes name;
        -       Subscriber lists and related information;
        -       Content and information provider lists and related information;
        -       Proprietary web site content; and
        -       Licensed commentators' content.

        To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AND LIBEL AND DEFAMATION CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

        Parties may assert claims against us that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. Parties could also bring libel, defamation or similar claims based on the content published on our web site. Much of the content on our web site comes from third parties, so to protect ourselves against such claims, our license agreements with third party content providers generally require that the content providers defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed content they have provided infringes on any proprietary right. Agreements with our commentators generally require them to defend, indemnify and hold us harmless with respect to any third party claim for libel or defamation in connection with our commentators' work product. However, we cannot assure you that these measures will be adequate to protect us from such claims. Any such claims, whether meritorious or not, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

FAILURE TO MAINTAIN OUR REPUTATION FOR TRUSTWORTHINESS MAY REDUCE THE NUMBER OF OUR READERS, WHICH MAY HARM OUR BUSINESS

        It is very important that we maintain our reputation as a trustworthy provider of financial news and commentary. The occurrence of events, including our misreporting a news story or the non-disclosure of stock ownership by one or more of our commentators, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our readers, which could materially adversely affect our business, results of operations and financial condition.

WE DEPEND ON KEY PEOPLE IN MANAGEMENT AND OPERATIONS

        We depend on our president's and other key employee's contacts within the professional financial community for certain information that we provide to our subscribers. Accordingly, our success will be largely dependent on our ability to retain our president and other existing executive officers. We have not entered into written or formal employment agreements with any of these people, nor do we have key person life insurance policies on any of our key personnel. Furthermore, our business strategy calls for rapid growth of the business. We need to attract and retain additional qualified managers, officers and other key personnel in the future in order to successfully manage this planned growth. We cannot guarantee that we will be able to do so. If we lose the services of any of our key personnel or are unable to attract, hire, train and retain qualified officers, managers and operating, marketing and financial personnel, our business, and your investment, could be adversely affected. See "Business" and "Management."

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN ANALYSTS AND COMMENTATORS


        Our success will in large part depend on our ability to attract and retain the services of top analysts and commentators. Competition for these professionals is intense and we expect it to become more so. As of the date of this prospectus, we have contracts with the following analysts and commentators:
Dan Dorfman; Elaine Garzarelli; Mastrapasqua & Associates, Inc.; Vince Boening; Seth Tobias; Ralph Bloch; Tom Taulli; Dorsey, Wright & Associates, Inc.; Mark Leibovit; L. Douglas Lee; E*Offering Corp.; Kate Bohner; Stephen Langan; Douglass A. Kass; Richard W. Arms, Jr.; Michael Paulenoff; Dane C. Andreef; Neil Bennett; Nicola Horlick; Michael Clarke; Jason Nisse; Stuart Rock; Alan Thomas; and Valquant, and we intend to enter into similar agreements with additional commentators in the future. Typically, these contracts run for one year and are renewable at our option for an additional one year term. None of our commentator contracts run for less than one or more than two years. We cannot guarantee that we will be able to maintain and/or renew these contracts, nor can we guarantee that we will be able to attract additional or replacement commentators and analysts now or in the future. If we are unable to do so, our business could suffer.


WE MAY FACE DIFFICULTIES CONCERNING CONTINUED AVAILABILITY OF OUR SOURCES OF INFORMATION FOR CERTAIN PRODUCTS

        Certain products that we offer through our site, including JagNotes and the Rumor Room, rely on information from independent third party sources. We do not maintain written agreements with these sources to provide this information, so we cannot guarantee that any of these sources will continue to provide the information necessary to maintain these products on our site. If information from these sources is altered, curtailed or discontinued this could adversely affect the viability of these products. This, in turn, could decrease the demand for our site or otherwise materially adversely affect our business.

WE MAY SUFFER CASH FLOW SHORTAGES AS WE TRANSITION TO INTERNET-BASED
SUBSCRIPTIONS

        Our current institutional and retail subscribers pay a higher subscription rate than our retail Internet subscribers will pay. We expect our current retail subscribers to convert to the cheaper Internet-based pricing structure, which could result in a reduction in short term revenues. It is also possible that a portion of our institutional subscriber base will attempt to discontinue service under their current fee structure and re-subscribe at the lower Internet retail rate, which also could result in a reduction in revenues.

SYSTEM SLOWDOWNS OR FAILURES COULD HURT OUR BUSINESS

        In order for our business to be successful, we must provide consistently fast and reliable access to our web site. Unfortunately, slowdowns, breakdowns or failures in our computer and communication systems, or of the Internet generally, are often beyond our control and could jeopardize access to our site at any time. In addition, heavy traffic on our site or on the Internet generally could severely slow access to, and the performance of, our site. Repeated system slowdowns will likely impair our ability to service and maintain our existing subscriber base and attract new subscribers. Failures of or damage to our computer or communications systems could render us unable to operate our site or even our business for extended periods of time.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OURSELVES AGAINST SECURITY RISKS

        All Internet businesses are subject to electronic and computer security risks. We have taken steps to protect ourselves from unauthorized access to our systems and use of our site, but we cannot guarantee that these measures will be effective. If our security measures are ineffective, unauthorized parties could alter, misappropriate, or otherwise disrupt our service or information. If such unauthorized parties were able to access certain of our, or our customers', proprietary information, including subscribers' credit card numbers, we would face significant unexpected costs and a risk of material loss, either of which could adversely affect our business.

OUR BUSINESS IS DEPENDENT ON THE CONTINUED PUBLIC INTEREST IN THE STOCK MARKET

        The recent success of the stock market has generated unprecedented public interest in the stock market and investing. Our success as retail financial information providers depends upon the continued maintenance or growth of this interest. A number of factors that are out of our control could lead to a depressed stock market which would likely decrease the public's interest in investment and financial information. If this were to happen, it is likely that we would lose a significant percentage of our then current and potential subscriber base.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEMS OF OTHER PARTIES

        We believe that we are Year 2000 compliant (see the "Year 2000 Readiness Disclosure" on page 20). Nevertheless, we cannot guarantee that our subscribers, potential subscribers, advertisers, vendors and others on whom we depend to successfully operate our business are Year 2000 compliant. If any of these parties, including a significant number of our subscribers, suffer disruptions or difficulties as a result of the Year 2000 problem, our business could be adversely affected in the short or long term.

A LARGE PERCENTAGE OF OUR STOCK IS OWNED BY RELATIVELY FEW PEOPLE, INCLUDING OFFICERS AND DIRECTORS


        As of the date of this prospectus, our officers and directors beneficially owned or controlled a total of 4,140,500 shares, or approximately 29.1% of our outstanding common stock. See "Security Ownership of Certain Beneficial Ownership and Management." If you purchase shares covered by this prospectus, you may be subject to certain risks due to the concentrated ownership of our common stock. For example, these stockholders could, if they were to act together, affect the outcome of other stockholder votes which could, among other things, affect elections of directors, delay or prevent a change in control or other transaction that might be beneficial to you as a stockholder.


A LARGE NUMBER OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE


        We had 13,996,290 shares of common stock outstanding on November 30, 1999. Of these, approximately 5,800,000 shares are freely tradeable and approximately 8,100,000 shares (including 1,838,390 of the shares covered by this prospectus) are "restricted securities" under Rule 144 of the Securities Act of 1933. An additional 1,077,630 shares underlying options and warrants (630,130 of which are covered by this prospectus) will be restricted securities if and when they are issued. Restricted securities may be sold only if they are registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. Generally, shareholders may sell restricted securities without registration after having held them for one year and subject to certain volume limitations.

        In addition to the shares included in this prospectus, approximately 4,000,000 of the currently outstanding restricted securities may be eligible for resale on or after March, 2000. In addition to the shares underlying the warrants and options included in this prospectus, up to 447,500 shares underlying options will be soon eligible for resale from time to time following their issuance if registered as we currently intend to do. If these shares are sold by our current or future shareholders, the market price for our stock could decrease. Furthermore, the mere prospect of such sales may have a depressive effect on the market price of our stock.


THE MARKET FOR OUR STOCK IS LIMITED

        Our stock is traded on the Nasdaq OTC Bulletin Board, but there was only very limited and sporadic trading activity prior to March 26, 1999. Trading activity since that time has fluctuated and at times been limited. We cannot guarantee that a consistently active trading market for our stock will develop at any time in the future, especially while we remain on the OTC Bulletin Board. See "Market for Common Stock and Related Stockholder Matters.

OUR STOCK - AND TECHNOLOGY AND INTERNET STOCKS GENERALLY - HAVE BEEN AND MAY CONTINUE TO BE VOLATILE

        The market for our stock has been and is likely to continue to be highly volatile and subject to wide price fluctuations. These price variations are the result of many factors, most of which are beyond our control. Furthermore, Internet and technology related stocks generally have been subject to wide fluctuations in price and volume that often appear to be unrelated to the operating success of these companies. Such volatility can present risks for investors. Moreover, such volatility often leads to securities litigation brought by investors who are seeking to recoup losses resulting from rapid and significant drops in price and/or volume. While we are not aware of any pending or threatened suit or basis therefor, such suits are costly and we could be adversely affected if such a suit were brought against us.

                    NOTE REGARDING FORWARD LOOKING STATEMENTS


        Some of the statements in this prospectus are forward-looking statements within the meaning of the federal securities laws. Generally, forward-looking statements can be identified by the use of terms like "may," "will," "expect," "anticipate," "plan," "hope" and similar words, although this is not a complete list and some forward- looking statements may be expressed differently. Our discussions relating to the Year 2000 problem, our liquidity and capital resources, our subscription and advertising revenues, our business strategy, our competition, and the future of the Internet, among others, contain such statements. Our actual results may differ materially from those contained in our forward-looking statements for a variety of reasons including those expressly set forth under "Risk Factors" or as otherwise detailed from time to time in our filings with the SEC.

                             SELECTED FINANCIAL DATA


        The consolidated statement of operations data for the year ended July 31, 1998 and the consolidated balance sheet data as of July 31, 1998 have been derived from financial statements which have been audited by Stephen R. Russo, CPA, independent certified public accountant, and included elsewhere in this prospectus. The consolidated statement of operations data for the year ended July 31, 1999 and the consolidated balance sheet data as of July 31, 1999 have been derived from financial statements which have been audited by J.H. Cohn LLP, independent public accountants, and included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended October 31, 1999 and 1998 and the consolidated balance sheet data as of October 31, 1999 have not been audited, but have been derived from unaudited financial information prepared, in management's opinion, on the same basis as the audited financial statements. In the management's opinion, this unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present such information fairly.


                    CONSOLIDATED STATEMENT OF OPERATIONS DATA


                                                                                                Three Months Ended
                                       Fiscal Years Ended July 31,                                 October 31,
                                       ---------------------------                         ---------------------------
                                       1999                  1998                          1999                   1998
                                       ----                  ----                          ----                   ----
                                                                                                   (Unaudited)
Subscription Revenues                 $800,716              $932,553                      $306,106               $229,268
Net Income (Loss)                  $(1,028,292)               $2,649                   $(2,093,992)               $13,620
Basic Net Earnings (Loss) per            $(.11)                  $--                         $(.15)                   $--
Share
Basic Weighted Average Common        9,237,693             3,500,000                    13,996,290              3,500,000
Shares Outstanding



                         CONSOLIDATED BALANCE SHEET DATA


                                    Fiscal Year Ended July 31, 1999                           October 31, 1999
                                    -------------------------------                           ----------------
                                                                                                 (Unaudited)
Total Assets                                   $7,109,241                                         $5,927,278
Total Liabilities                                $414,617                                           $424,236
Stockholders' Equity                           $6,694,624                                         $5,503,042

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                    OPERATION

        The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements that appear elsewhere in this prospectus. The following discussion contains forward- looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

                              RESULTS OF OPERATIONS

        YEAR ENDED JULY 31, 1999 AS COMPARED TO YEAR ENDED JULY 31, 1998

Subscription Revenues:


        Subscription revenue is derived from annual, semi-annual, quarterly and monthly subscriptions relating to our product "JagNotes." JagNotes is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. Until May 1999, JagNotes was faxed to a limited audience of financial professionals at an average monthly charge of $150. During the year ended July 31, 1999 we were in the process of completing the development of our web site and changing our focus to also include the retail investor. As a result of this change in focus, our revenues showed a decline for the year ended July 31, 1999 of approximately $132,000, or approximately 75 subscribers, to approximately $801,000, or approximately 430 subscribers, from approximately $933,000, or 505 subscribers for the year ended July 31, 1998. As part of this transition process, we provided retail subscriptions to our web site to such financial professionals. We estimate that approximately 8,500 such subscriptions were in effect as of July 31, 1999. In addition, at July 31, we had approximately 3,100 new retail subscriptions to our web site, of which approximately 30% are annual subscriptions. We therefore had a total of approximately 11,600 subscribers as of July 31, 1999. While we cannot predict when our revenues will increase, we believe that the decline in revenues is temporary, as we expect an increase in subscribers due to recently instituted distribution agreements as well as the recent launch of our European web site.

Cost of Revenues:

        Cost of revenues includes the cost to transmit the product over telephone and fax lines, on-line service charges for our web site, costs in connection with the development and maintenance of our web site and payments to commentators for their reports that are posted on the web site. During the year ended July 31 1999, cost of revenues increased approximately $517,000 to approximately $629,000 from approximately $112,000 for the year ended July 31, 1998.

        The primary cause of this increase is the introduction of the on-line services and the cost of the commentators who write reports for our web site. The major components of this increase are:

        (i) A $271,000 non-cash charge for the amortization of unearned compensation associated with the issuance of common stock and stock options to the commentators for services during the year ended July 31, 1999;

        (ii) Approximately $113,000 of cash advanced to the commentators which pertains to services performed during the year ended July 31, 1999; and

        (iii) Approximately $85,000 expensed in connection with the on-line services and the development and maintenance of the U.S. web site.


        The balance of the increase is attributable to an overall increase in the number of telephone and fax lines. It is our intention to continue to attract additional commentators for the web site. Accordingly, in periods subsequent to July 31, 1999, the cost of revenues will likely continue to increase.


        From August 1, 1999 through October 31, 1999, we entered into consulting agreements with another four commentators. Four of these agreements have an initial term of one year and are renewable at our option for another year. The fifth agreement has a two year term unless earlier terminated by us pursuant to its terms. The aggregate consideration we paid in connection with these agreements consisted of cash payments of $160,000 and the issuance of options to purchase 160,000 shares of common stock at $2.00 per share. These options expire at various dates through October 2009. To the extent that these options were granted at or below market value, we will incur a non-cash charge to compensation expense and a corresponding increase to additional paid-in capital.


Selling Expenses:

        Selling expenses consist primarily of advertising and other promotion expenses. During the year ended July 31, 1999, our selling expenses increased by approximately $254,000 to approximately $292,000 from $38,000 for the year ended July 31, 1998. The primary reasons for this increase are an increase in travel-related expenses and advertising costs incurred in promoting our new focus and web page.


General And Administrative Expenses:

        General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. General and administrative expenses increased approximately $150,000 during the year ended July 31, 1999 from approximately $745,000 for the year ended July 31, 1998 to $895,000. The increase in general and administrative expenses is primarily attributable to an approximately $191,000 increase in professional fees from approximately $10,000 for the year ended July 31, 1998 to approximately $201,000 for the year ended July 31, 1999. The increase in professional fees results from attorneys' fees relating to general corporate matters such as reviewing and negotiating contracts with consultants and other parties, as well as outside accounting and attorneys' fees in connection with various filings with the Securities and Exchange Commission. In addition, we incurred the following costs for the year ended July 31, 1999 that were not included during the year ended July 31, 1998:

        1. Approximately $32,000 paid to various consultants and other non-employees who provided administrative services;

        2.      Approximately $26,000 relating to investor relations; and

        3.      Approximately $43,000 in occupancy costs.


        These increases were offset by the following:


        1.      A decrease of approximately $87,000 in salaries; and

        2. A decrease of approximately $40,000 in the amount contributed to the our profit sharing plan.


        The other items that make up the general and administrative expenses were fairly consistent between the periods being presented.

Operating Income:

        As a result of the above, we incurred an operating loss of approximately $1,015,000 for the year ended July 31, 1999 as compared to an operating profit of approximately $37,000 for the year ended July 31, 1998.

            THREE MONTHS ENDED OCTOBER 31, 1999 AS COMPARED TO THREE
                         MONTHS ENDED OCTOBER 31, 1998

Subscription revenues:

        Subscription revenue is derived from annual, semi-annual, quarterly and monthly subscriptions relating to our product "Jag Notes." JagNotes is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades, and analyst coverage changes from various investment banks and brokerage houses. Until May 1999, JagNotes was faxed to a limited audience of financial professionals at an average monthly charge of $150. During the year ended July 31, 1999 and continuing through the three month period ended October 31, 1999 we were in the process of completing the development of our web site and changing our focus to also include the retail investor. While revenues for the year ended July 31, 1999 showed a decline as a result of our change in focus, revenues for the three months ended October 31, 1999 increased by 33% or approximately $77,000 over the same three month period ended October 31, 1998 or from approximately $229,000 for the three months ended October 31, 1998 to approximately $306,000 for the three months ended October 31, 1999. The increase in revenues is attributable to:

        1. An increase in the number of subscribers from the equivalent of approximately 10,000 retail subscriptions at October 31, 1998 to approximately 12,000 at October 31, 1999 which is mainly the result of new retail subscriptions to our web site; and

        2. Recently instituted distribution agreements with several other web sites.

        While there can be no guarantee of future increases, we would expect revenues to continue to increase in the future as a result of the launch of our European web site as well as the continuing effect of our distribution agreements.


Cost of Revenues:


        Cost of revenues includes the cost to transmit the product over the telephone and fax lines, on-line service charges for our web site, costs in connection with the development and maintenance of the web site and payments to commentators for their reports that are posted on the web site. During the three months ended October 31, 1999, cost of revenues increased by approximately $1,308,000 to approximately $1,352,000 from approximately $44,000 for the three months ended October 31, 1998.


        The primary cause of this increase is the introduction of the on-line services and the cost of the commentators who write reports for our web site. The major components of this increase are:


        1. A $902,000 non-cash charge for the amortization of unearned compensation associated with the issuance of common stock and stock options to the commentators for services during the three months ended October 31, 1999.

        2. Approximately $242,000 of cash payments to the commentators which pertains to services performed during the three months ended October 31, 1999; and

        3. Approximately $171,000 expensed in connection with the on-line services and the development and maintenance of the U.S. web site.

        The balance of the increase is attributable to an overall increase in the number of telephone and fax lines. It is our intention to continue to attract additional commentators for our new European web site as well as our U.S. web site. Accordingly, in periods subsequent to October 31, 1999 the cost of revenues will likely continue to grow.

Selling expenses:

        Selling expenses consist primarily of advertising and other promotion expenses. During the three months ended October 31, 1999 selling expenses increased approximately $436,000 from approximately $4,000 for the three months ended October 31, 1998 to approximately $440,000. The primary reasons for this increase are attributable to an increase in travel related expenses and promotional costs incurred in promoting our new focus and web page.

General and administrative expenses:

        General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. General and administrative expenses increased approximately $514,000 during the three months ended October 31, 1999 from approximately $150,000 for the three months ended October 31, 1998 to approximately $664,000. The increase in general and administrative expenses is primarily attributable to the following:

        1. An approximate $228,000 increase in professional fees from approximately $3,000 for the three months ended October 31, 1998 to approximately $231,000. The increase in professional fees results from time spent by attorneys relating to general corporate matters such as reviewing and negotiating contracts with consultants and other parties, as well as outside accounting and attorneys fees in connection with various filings with the Securities and Exchange Commission.

        2. An approximate $109,000 increase in salaries to officers and office staff from approximately $116,000 for the three months ended October 31, 1998 to approximately $225,000. The increase in salaries results from additional staff needed in order to properly support our growing subscriber base and the expansion of our web sites.

        3. For the three months ended October 31, 1998 rent expense was immaterial. Rent expense for the three months ended October 31, 1999 was approximately $76,000. The increase is associated with the growing space required to support additional staff and locations as we continue to change our focus and increase our subscriber base.

        4. For the three months ended October 31, 1999 we incurred approximately $51,000 in connection with investor relations activities. We incurred no such costs for the three months ended October 31, 1998.

        5. The remainder of the increase is attributable to general office expenditures as a result of adding new locations and staff.

Operating income:

        As a result of the above, the Company incurred an operating loss of approximately $2,094,000 for the three months ended October 31, 1999 as compared to an operating profit of approximately $14,000 for the three months ended October 31, 1998.

                         LIQUIDITY AND CAPITAL RESOURCES


        At October 31, 1998, the Company had working capital of $5,196,054 including cash and cash equivalents of $4,809,699 primarily as a result of two private placements that occurred in March and April 1999. These two private placements raised capital of approximately $7,560,000, net of $708,000 in fees. In connection with the private placements, as of October 31, 1999 there were 555,130 warrants outstanding entitling the holders of such warrants to purchase within two years of issuance one share of common stock for $10 per share.

        As of October 31, 1999 we have entered into agreements with eighteen commentators and other consultants for our U.S. web site and ten commentators and other consultants for our European web site which was launched December 1, 1999. Mr. Dorfman's is the first to expire on March 30, 2000. Twenty-six of the consulting agreements are for a one-year period. Twenty of these twenty-six agreements are renewable for an additional year at our option. Two of these agreements have two year terms. As of July 31, 1999 aggregate consideration paid under these agreements consisted of cash payments of $564,000, the issuance of 120,000 shares of common stock and the grant of options to purchase 235,000 shares of common stock at $2.00 per share and 100,000 shares of common stock at $16.25 per share. During the three months ended October 31, 1999, we paid cash consideration of approximately $142,000 and granted options to purchase an additional 172,500 shares of common stock at $2.00 per share in connection with all our employment and consulting agreements. In connection with these agreements during the three months period ended October 31, 1999 we have recorded unearned compensation of approximately $946,000 which is based on the estimated fair value of the options as computed in accordance with FASB-123 "Accounting for Stock Based Compensation." The unearned compensation will be amortized as a non-cash charge to operations on a straight-line basis over the life of the applicable agreements.

        During the three months ended October 31, 1999 we used approximately $1,242,000 in our operations. The major use of this cash was to fund our net loss for the three months ended October 31, 1999.

        During the three months ended October 31, 1999 we used approximately $27,000 in investing activities for the purchase of equipment.

        We believe that the net proceeds from the aforementioned private placements, together with our current cash, will be sufficient to meet our anticipated needs for working capital and capital expenditures to operate our current business for at least the next twelve months. We currently anticipate that our capital expenditures will approximate on a short term basis $119,000 in order to complete both our web sites. Our expansion plans described under "Our Business Strategy" on page 29 will require additional funds in approximately seven months. Thereafter, if the cash generated from operations is not sufficient to fund our liquidity requirements or planned growth, we may need to raise additional funds through public or private financing, strategic relationships or other arrangements. We may also attempt to raise cash before such time. There can be no assurance that such additional funding or strategic alliances, if needed, will be available on terms attractive to us or at all. The failure to raise capital when needed could materially affect our business, results of operations and financial condition.


        We do not believe that our business is subject to seasonal trends or inflation. On an ongoing basis, we will attempt to minimize any effect of inflation on our operating results by controlling operating costs and whenever possible, seeking to insure that subscription rates reflect increases in costs due to inflation.

                         YEAR 2000 READINESS DISCLOSURE

        We are in the process of implementing and executing a Year 2000 assessment with the objective of having all of our significant business systems functioning properly with respect to the Year 2000 issue before January 1, 2000. This process includes (1) evaluating our information technology's time and date dependent code (2) obtaining assurances or warranties from third-party vendors and licensors of material hardware, software and services that are related to the delivery of our service and (3) evaluating the need for, and preparing and implementation if required, of a contingency plan.

        To date, our assessment has determined that our material internally developed software and systems are Year 2000 compliant. As of the date of this prospectus, we have requested assurances from all of our third party vendors and licensors regarding the Year 2000 readiness of their material hardware, software and services. To date, such third parties have informed us that the products used are compliant. All material commercial software on which we depend is either year 2000 compliant or will be updated to be compliant in the normal course of business. Based on our assessment, we have determined that a contingency plan in the event that we are unable to achieve Year 2000 compliance is unnecessary and we do not expect to incur material costs relating to such a plan.

        We are not currently aware of any operational issues or costs associated with preparing our systems for the Year 2000. None the less we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems or because of the failure of a material vendor to be Year 2000 compliant.

        Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor, or the Internet generally, to be Year 2000 compliant could harm the operation of our systems or prevent or delay the delivery of our service being offered, or produce other unforeseen material adverse consequences.

        We are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. All of these factors could materially effect our business, results of operations and financial condition.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock has been traded in the over-the-counter market on the OTC Bulletin Board under the symbol JNOT since approximately March 26, 1999. Prior to that date, the stock was traded under the symbol PFSS with only limited and sporadic trading.


        The following table reflects quarterly high and low bid prices of JagNotes' common stock for the last calendar year as reported by the OTC Bulletin Board. The average daily trading volume during this period was approximately 91,000 shares, with a high daily volume of 1,335,700 shares and a low of 396 shares. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.



                               High            Low
                           -----------     ----------
1999
First Quarter*             $    17.375     $    12.75
Second Quarter**           $    15.875     $     5.750
Third Quarter***           $    10.187     $     5.375
Fourth Quarter****         $     3.375     $     6.437

* As described above, first quarter information is limited to the period from March 26 through March 31, 1999
** Second quarter information covers the period from April 1, 1999 through June 30, 1999.
*** Third quarter information covers the period from July 1, 1999 through September 30, 1999.
**** Fourth quarter information covers the period from October 1, 1999 through December 28, 1999.

        As of December 3, 1999, there were approximately 178 stockholders of record of the JagNotes' common stock. On December 28, 1999, the closing bid price for the JagNotes' common stock was $3.88.


        JagNotes has never paid any cash dividends on its common stock and anticipates that, for the foreseeable future, no cash dividends will be paid on its common stock. Payment of future cash dividends will be determined by our Board of Directors based upon conditions then existing, including our financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, our future credit arrangements may restrict the payment of dividends.

                                   THE COMPANY

OUR BUSINESS GENERALLY

        We have been providing financial and investment information within the investment community since 1989. In May 1999, we began offering our services to the general public for the first time through our web site. At www.JagNotes.com, our subscribers access timely financial data and reports and commentary from the financial community.

        From 1989 to 1992, we operated as an unincorporated business entity. In 1992, we incorporated in the State of New Jersey as New Jag, Inc. On December 14, 1993, JagNotes, Inc. merged with and into us, and we changed our name to JagNotes, Inc. We operated as JagNotes, Inc. until March 1999 when we were acquired by Professional Perceptions, Inc., a Nevada corporation, which subsequently changed its name to JagNotes.com, Inc. JagNotes, Inc. remained a wholly-owned subsidiary of JagNotes.com, Inc. until August 16, 1999 when it merged with and into JagNotes.com, Inc. JagNotes.com, Inc. is qualified to transact business in the State of New Jersey. We have one wholly-owned operating subsidiary named JagNotes-Euro.com, Ltd., a corporation organized under the laws of England.

        Until recently, we targeted only a limited audience of financial professionals and we did not engage in organized sales and marketing efforts. As discussed in more detail below, in 1999 we decided to change our focus by expanding onto the Internet and targeting retail subscribers with the hope of rapidly expanding our subscriber base and our business.


        We derive our revenues primarily from the sale of subscriptions to our web site. To build brand awareness, we have already engaged in limited advertising on the Internet and in print media. We anticipate implementing the following additional marketing efforts by the middle of 2000:


        - Traditional media marketing, including advertisements in newspapers and on television and radio;

        - Internet marketing, including banner advertising and promotional arrangements with other leading brand marketers and media companies;

        -       Infomercials for our various product offerings; and

        - Strategic alliances with high-traffic Internet portals, including content syndication and revenue-sharing arrangements.

        We believe that the increased brand awareness that will result from these marketing efforts will help us attract additional Internet traffic, subscribers, strategic partners, advertisers and talented employees.

OUR INDUSTRY GENERALLY

        The growth of the Internet has changed the way investors seek information and manage their portfolios. Individual investors are increasingly seeking access to information that was formerly available only to financial professionals. Professional investors who have traditionally relied on print and other media for information are demanding faster information and greater accessibility. As more and more investors begin to trade online, we expect the demands for financial information over the Internet to increase significantly.


        It has been estimated that 25% of retail stock trades in the U.S. are executed on the Internet while an estimated 760 U.S. households per hour are accessing the Internet for the first time.(1) A report by Credit Suisse First Boston Corp. indicated that online trading of securities grew 47.3% during the first quarter of 1999, the industry's single highest sequential growth rate in history. According to the 1999 Annual Investor Survey published by the Securities Industry Association in November 1999, 18% of the investors surveyed indicated that they used the Internet to buy or sell securities, up from 10% in 1998, and 28% stated that they were either very or somewhat likely to begin using the Internet to trade securities in the next 12 months.


        The use of the Internet to research securities may even exceed its use for trading. The latest U.S. Trust Survey of Affluent Americans has concluded that while one-third of the most affluent 1% of Americans trade online, two-thirds of them use computers to research investments, exceeding the percent that uses the Internet for shopping or travel planning.

----------

(1) Win Treese, The Internet Index, February 28, 1999 at www.openmarket.com/intindex/99-02.htm.


OUR PRODUCTS

        We offer our subscribers certain investor information products that we believe make our web site attractive to active investors. These products fall into three categories:

                - Commentaries from experienced, respected and high profile journalists, money managers, analysts and other Wall Street professionals.

                - The delivery of breaking news and potentially market moving information.

                - Select financial data targeted at the active investor and trader.

Commentaries

        The commentaries on our web site are provided by experienced, respected and high profile journalists, money managers, analysts and other Wall Street professionals. Their reports range from analysis of individual stock and industry sector performance to analysis of broad market and economic matters in general. In many cases our commentators also provide and analyze detailed financial and technical data. We believe that these commentaries will provide our subscribers with the type of insights into financial matters that previously were available only to institutional investors and traders or high net-worth individuals. We select our commentators so as to offer our subscribers a broad range of analysis to appeal to their broad range of investment and trading styles. The topics of these commentaries vary daily. Although we have no set criteria for choosing our commentators, we look to hire individuals who:

        - are well respected by members of the Wall Street community, including traders, economists, investment banks and other institutional investors;

        - have experience either as a journalist, money manager or financial analyst and/or have an educational background in business, finance or economics; and

        - have the ability to attract and retain subscribers for our web site.

        Several of our commentators provide similar services to investors either through their own web sites or through web sites, television programs, newspapers and magazines owned and operated by other companies. In some cases our commentators provide their services for free on their own web sites. See the risk factors titled "We may not be able to adequately expand our subscriber base because many of our competitors offer free financial information" and "Many of our commentators may have competing web sites" on page 7 for further information.

        As of the date of this prospectus, the following commentators provide technical analysis and commentary for our U.S. web site:


        Elaine Garzarelli - Ms. Garzarelli has been engaged in quantitative analysis of the stock market for over twenty years. Her education and training is in economics and statistics and she holds a doctorate from Drexel University. Ms Garzarelli uses her proprietary "Sector Analysis" methodology to predict industry earnings and general market movements. Ms. Garzarelli is presently the president of Garzarelli Capital, Inc. and Garzarelli.com and she also manages money through her Chicago-based firm, Garzarelli Investment Management. Ms Garzarelli is also a frequent guest on ABC Good Morning America, CNBC, The Nightly Business Report, CNN's MoneyLine, and Fox Business News.

        Ms. Garzarelli provides reports, based on her quantitative analysis, each Friday.

        Seth Tobias - During his thirteen years of Wall Street experience, Mr. Tobias has worked on both the buy and sell side. Since January, 1996, Mr. Tobias has managed the Circle T Partners family of hedge funds. Preceding the formation of Circle T Partners, Mr. Tobias held positions as a futures trader, equity sales trader and assistant portfolio manager at JRO Associates.

        Mr. Tobias provides his market reports on Monday-Thursday of each week.

        Ralph Bloch - Mr. Bloch has been involved in technical analysis of the stock market for over forty years. He began his career at Merrill Lynch and is presently Senior Vice President and Chief Market Analyst at Raymond James & Associates, Inc. Mr. Bloch has lectured at the University of Florida, New York University Graduate School and Fairleigh Dickinson University. Mr. Bloch is also routinely quoted by prominent news organizations such as Reuters, the Dow Jones Wire, U.S. News and World Report, The Wall Street Journal, Barron's, Investor's Business Daily, and various foreign publications.

        Mr. Bloch provides daily market recap reports.

        Mastrapasqua & Associates - Mastrapasqua & Associates is an independently owned money management firm located in Nashville, TN. The firm manages approximately $650 million, which is equally divided between high net worth individuals and institutions. The firm was started in 1993 with an investment style focused on growth at reasonable prices. The two principals who write the weekly reports for our site are:

        Frank Mastrapasqua - Mr. Mastrapasqua began his career in the academic world as faculty member at Northeastern University and at the University of Houston where he was a department chair and professor of finance. After serving as chief economist to American General Capital Management, Faulkner, Dawkins and Sullivan and L.F. Rothschild, Unterberg, Towbin, in 1981, he joined Smith Barney where he was Senior Vice President, Chief Economist and Director of Fixed Income Research. He subsequently joined J.C. Bradford & Co. in 1986 as Partner, Director of Research and Chief Investment Strategist.

        Tad Trantum - Mr. Trantum, President and Co-Founder of Mastrapasqua & Associates, worked as an analyst on Wall Street with H.C. Wainwright & Co. and L.F. Rothschild, Unterberg, Towbin. He was appointed by President Carter to serve as a Commissioner for the Interstate Commerce Commission in 1979. He subsequently served as President and CEO of a regional railroad, before becoming a Partner and Senior Security Analyst with J.C. Bradford & Co. in 1987.

        Mr. Mastrapasqua provides capital market reports and Mr. Trantum provides a sector report, both on Monday each week.

        Dorsey, Wright & Associates, Inc. - Dorsey, Wright & Associates is a privately owned registered investment advisory firm that provides management of equity portfolios for investors and investment research services on a worldwide basis for institutions and broker-dealers.

        Thomas J. Dorsey - Mr. Dorsey, the firm's president, founded Dorsey, Wright & Associates in January 1987. He previously worked nine years at Wheat, First Securities where he developed and managed their Risk Management & Options Strategy department, before which he was an account executive at Merrill, Lynch.

        Mr. Dorsey conducts Risk Management seminars across the country on behalf of the major stock exchanges in the United States for industry professionals as well as individual investors. He has written numerous articles on equity market and options analysis for such publications as The Wall Street Journal, Barron's, Technical Analysis of Stocks and Commodities Magazine, and Futures Magazine. He is also the author of Point & Figure Charting, The Essential Application for forecasting and tracking market prices as well as a member of the Philadelphia Stock Exchange Board of Advisors.

        Watson H. Wright - Mr. Wright, the firm's secretary and treasurer, worked as an account executive at Wheat, First Securities, and its Options Strategy department, where he became Vice President and assistant Director, before leaving to help found Dorsey, Wright & Associates.

        Dorsey, Wright & Associates provides several "Point and Figure" charts, each of which sets forth technical information about a corporation and its publicly traded securities, along with custom commentary each weekday.


        Vincent Boening - For more than 35 years, Mr. Boening has specialized in interpreting the chart patterns of individual stocks and market averages. Since 1963, Mr. Boening has authored "Technical Commentary," a market letter in which he analyzes and interprets the chart patterns of certain listed and OTC stocks. During his career, Mr. Boening has held various positions at major financial institutions, including Legg Mason Wood Walker, Fidelity Management & Research and White, Weld, where he specialized in the area of technical analysis of chart patterns. Mr. Boening was also a consultant for Donaldson Lufkin & Jenrette and has a continuing relationship with that firm's International Department, providing services to certain European institutions.

        Mr. Boening's report "Chart Patterns" provides technical analysis based on chart patterns of individual stocks and market indices on Monday, Wednesday and Friday of each week.

        Richard W. Arms, Jr. - Mr. Arms is the author of four books on strategic market analysis and has authored numerous articles for national publications, including Barron's and Pension & Investment Age. He is the publisher of "The Arms Advisory Letter," a weekly advisory service for institutions. He is a frequent lecturer and has appeared on Wall Street Week with Louis Rukeyser.

        Mr. Arms provides his "Equivolume" report, which discusses and charts relationships between stock price and volume on Monday, Wednesday and Friday of each week.

        Thomas Taulli - Mr. Taulli is an analyst with Edgar-Online and is the author of the book "Investing in IPO's" (Bloomberg Press). Mr. Taulli has written for numerous publications including, Forbes.com, Bloomberg Personal Investor, MSN Investor, Gomez.com, CMP's TechWeb, ZDII and Registered Representative. Mr. Taulli has also been quoted extensively in the Wall Street Journal, USA Today, Los Angeles Times, Washington Post and Barron's and has appeared on CNBC, Bloomberg TV and CNN.

        Mr. Taulli provides IPO reports on Tuesday and Thursday each week.


        Mark Leibovit - Since 1979 Mr. Leibovit has published his VRS newsletter which provides information on short swing, high performance stock trades and intra-day market timing based on his proprietary trading program.

In 1999, Mr. Leibovit founded vrtrader.com which provides various products based upon Mr. Leibovit's "Volume Reversal"(TM) methodology. In the mid 1970's, Mr. Leibovit was a market maker on the Midwest Options Exchange and the Chicago Board Options Exchange. Mr. Leibovit also served as an "Elf" on Louis Rukeyser's "Wall Street Week" for seven years and has also been a frequent guest on PBS' "The Nightly Business Report with Paul Kangas," CNBC, CNN, the Business News Network and other radio and television programs.


        Mr. Leibovit provides market reports based on his "Volume Reversal" methodology on Monday - Thursday, with updates of those reports issued twice daily.


        L. Douglas Lee - Mr. Lee is Chief Economist at Washington Analysis Corporation, which he joined in 1984. Prior to assuming his present position, he served as Chief U.S. Economist for HSBC Securities. Prior to that, he was also Chief U.S. Economist for NatWest USA. From 1981-1983 Mr. Lee was a senior economist at Data Resources Inc. and manager of their Defense Information Service. Before that he served as senior economist and research director for the Joint Economic Committee of Congress. Mr. Lee has published numerous articles, is quoted frequently in national newspapers and magazines, and appears regularly on CNBC, CNN, Nightly Business Report, and in other media.


        Mr. Lee provides daily early morning reports focusing on various economic indicators and their potential effect on the market, various sectors and industries and individual companies.


        E*Offering - E*Offering is an online investment banking firm funded in part by E*TRADE Group Inc. and Sandy Robertson, founder and former CEO of Robertson Stephens & Co. It provides full-service investment research and capital markets capabilities to institutional and individual investors.


        E*Offering provides market reports that will be authored, on a rotating basis, by its team of analysts.

        Kate Bohner - Ms. Bohner is a former reporter for CNBC Business News, where she covered high-profile personalities for the network Her "Power File" segment on the daily CNBC show Power Lunch took a look at the comings and goings of figures from the worlds of business, media, entertainment, fashion and sports. Prior to working with CNBC, Ms. Bohner was an associate editor with Forbes, where she wrote "The Informer" column and a correspondent for CNNfn, where she contributed to the "Big Buzz" segment. In 1997, Ms. Bohner co-authored "The Art of the Comeback" with Donald Trump.


        Ms. Bohner provides financial news reports and special feature reports on Tuesday, Thursday and Friday of each week.

        Stephen Langan - Mr. Langan is currently the Chief Market Strategist at Donald & Co. Prior to joining Donald & Co., Mr. Langan held positions as a specialist in major market index options and as a market maker. During this time Mr. Langan began building his own stock trading system and in 1993 he started "TrendWatch," a market advisory service whose customers included floor specialists, market makers and high net worth individuals. Mr. Langan has appeared on CNBC, CNNfn, Bloomberg Television and radio. He has also been quoted in USA Today, Investors Business Daily, The New York Times and other publications.


        Mr. Langan provides reports on short-term market volatility each weekday.


        Douglas A. Kass - Mr. Kass has been involved in the investment business since 1972 and is currently the President of DAK Management Corporation, which manages several investment partnerships. Prior to forming DAK Management, Mr. Kass was Senior Portfolio Manager at Omega Advisors, a New York-based investment partnership with over $3 billion in assets. Mr. Kass co-authored "Citibank" with Ralph Nader and the Center for the Study of Responsive Law. He has been quoted in the Wall Street Journal, Barron's, Forbes, Business Week, USA Today and Investor's Business Daily and has appeared on CNBC, Lou Dobb's Moneyline on CNN and on

PBS' Nightly Business Report. Mr. Kass has also been the subject of a cover story in Barron's and has authored several articles for that publication.

        Mr. Kass provides reports on Sunday of each week and will be a part of a new feature of the site called "The Bear Cave," where Mr. Kass and other commentators will express their market views from a short-side or "bear" perspective.

        Dane C. Andreef - Mr. Andreef is currently the General Partner and Portfolio Manager of Andreef Equity, L.P., and the Managing Director and Portfolio Manager of Andreef Overseas, LTD. Prior to establishing his own funds, Mr. Andreef was an associate at Granite Capital International Group and prior to that a telecommunications analyst at Furman Selz.

        Mr. Andreef provides reports on investment opportunities in turnaround companies on Sunday and Wednesday of each week.


        Michael Paulenoff - Mr. Paulenoff is the President of MJP Market Strategies, which provides intraday strategic financial market analysis to institutional and individual clients. He has been an analyst and a participant in the financial and commodity markets since his graduation from the Georgetown University School of Foreign Service in 1979, working for Smith Barney, Harris Upham, Drexel, Burnham, Lambert and Republic National Bank. He also authored The Business-One Irwin Guide to Futures Markets.

        Mr. Paulenoff's report "Rates, Reasons and Resistance" provides discussion and analysis of U.S. and global interest rates and fixed income investments on Tuesday and Friday of each week.

        Certain other commentators not under contract to us also supply commentary appearing on our web site.


Securities Law Compliance Policy

        To ensure impartiality and prevent any conflict-of-interest or appearance of conflict, our employees and our breaking news journalists, such as Dan Dorfman and Kate Bohner, are not permitted to own individual stocks (though they may, and most will, own equity in JagNotes) except in one case through a blind account which is controlled by a representative of Salomon Smith Barney Inc. Our outside commentators are not subject to this policy, but they disclose to us their current positions in any of the stocks that they write about or otherwise take steps to insure the integrity of their work.

Breaking News and Market Moving Information

        To meet investors' demand for more timely and market moving information we offer our subscribers three targeted products:

        Streetside with Dan Dorfman - For more than 30 years Dan Dorfman has covered Wall Street in print and on television. His credentials include reportage for CNN, CNBC, the Wall Street Journal, USA Today, Esquire and New York and Money magazines. In January 1996, Mr. Dorfman's employment with Money Magazine was terminated because he declined to disclose the sources for his columns to Money's managing editor. In 1996 Mr. Dorfman took a leave of absence from his employment with CNBC as a result of a stroke. Prior to this leave of absence, and while Mr. Dorfman was still doing a daily broadcast at CNBC, CNBC retained an independent law firm to conduct an extensive investigation of alleged improper conduct by Mr. Dorfman. Based upon this investigation, CNBC and its investigators concluded that Mr. Dorfman did not engage in any conduct that violated any law or internal corporate policy. Mr. Dorfman chose not to return to his position at CNBC following his leave of absence. His recovery from the stroke is continuing.

        Mr. Dorfman's column appears each weekday at 1:00 p.m.

        JagNotes - JagNotes is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. Each morning we gather this information, then compile and release it in a concise, easy to read format before the markets open. We believe that this early, convenient access to potentially market moving information gives our subscribers access to some of the information traditionally available when the market opens to institutional investors, professional traders and high net worth individuals.

        The Rumor Room - Because rumors can move equities, we have established the "Rumor Room" where we post rumors about various stocks that have been heard on the street. When we hear rumors, we post the information in the Rumor Room and indicate the date and time of the rumor. We also attempt to contact the company or companies involved in the rumors for a comment and post the results of this inquiry with the rumor. While we realize that rumors are inherently unreliable as indicated by a cautionary note introducing this portion of our site, we believe that every trader and investor - large and small - should have access to this information to determine its usefulness.

        The Rumor Room is available to our subscribers and updated throughout the day.

Select Financial Data


        To complement our other investor information products, we also provide our subscribers with access to various financial data that we believe is attractive to the active investor. This data is housed in an area of the site we refer to as the "Trading Center." It includes information such as Quotes, Splits & Dividends, OTC Short Interest, Charting, Insider Buying & Selling, BestCalls.com's calendar of earnings conference calls and related investor events, and other similar publically available data that is typically useful to the active investor or trader.


SUBSCRIPTIONS

        Most of the content on our web site is accessible only to paid subscribers. Subscriptions are offered at the rate of $9.95 per month, or $99.95 per year. We have offered free trial subscriptions at times in the past and may do so in the future.

        We also maintain our original JagNotes fax-based service for a number of mostly institutional subscribers. Through this service, we provide these subscribers faxed copies of our daily consolidated investment report, JagNotes, which is updated two or three times every weekday morning before the stock market opens. We also allow these subscribers access to our Internet-based information by providing them with a specified number of access codes. The price for this combined service is $2,000 per year.

        The content of our web site contains all of the information provided in the faxed reports as well as the commentaries described above and other product offerings which do not appear in our faxed reports. Unlike the daily investment report, the information contained on our web site is updated up to three times throughout each weekday. The various commentaries are updated pursuant to a schedule set forth on our web site.

        We intend to continue providing our combined fax/Internet service in the future primarily to institutional subscribers. We believe that many financial institutions are willing to pay a higher price for this combined service because they consider a faxed report to be a more efficient means of receiving the information or because their employees do not have direct Internet access.

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ADVERTISING REVENUE

        While we expect the primary source of our revenue to be subscriptions, we may supplement this with advertising and sponsorship-based revenue. Since we have not yet implemented the marketing plan described below, we have also elected not to begin selling advertising and sponsorship on the site. We have, therefore, not realized any advertising revenue. When we implement our marketing plan, we intend to aggressively pursue advertisers and sponsors for the site. Financial service companies which have an Internet presence will initially be the primary target of our advertising and sponsorship effort.

OUR BUSINESS STRATEGY

        Our goal is to position JagNotes as a leading Internet-based worldwide financial research and information provider. In time, we hope that JagNotes will become a primary financial information resource for institutional investors and the general public alike.

        The success of our business depends on our ability to expand our subscriber base. We plan to continue to service and grow the institutional segment of our business, but we recognize that retail subscribers represent our largest potential market and are the key to our development.

        We will use an integrated marketing model to attract new subscribers and will employ a mix of communications media. Our goal is to increase name awareness in the retail market and increase visits by potential subscribers with a view to ultimately generating new subscribers. Specific avenues we are exploring to attract new subscribers include:


                -       Expanding on and improving web site content (see below)
                -       Offering free trial subscriptions
                -       Traditional media marketing and public relations
                - Using our good reputation among financial professionals to attract new subscribers to our web site
                - Co-promoting services through financial institutions, particularly those who currently subscribe to JagNotes
                - Web-based marketing and promotions including targeted banner advertisements on search engines, web portals and financial web sites
                - Pursuing distribution arrangements with third party information providers that service financial institutions and individual investors
                - Pursuing strategic alliances with, or acquisition of, existing web-based information providers and other media companies

        To implement these last three strategies, we have entered into the following agreements:

                - A short-term content licensing agreement with AltaVista Company, pursuant to which we will provide certain selected JagNotes.com content to AltaVista for display every weekday on co-branded web pages hosted and served by AltaVista. This limited content is to include on a daily basis the Rumor Room, subject to a 15 minute delay, as well as our "JagNotes" daily consolidated investment report and L. Douglas Lee's "Coming Attractions" in real time. In addition, AltaVista will provide its users with free access in real time on selected days to content from several of our commentators including, among others, Dan Dorfman, Kate Bohner, Dorsey, Wright & Associates and Seth Tobias. AltaVista will be the sole major Internet portal with the U.S. rights to such content. In return, AltaVista will provide a graphic link to our web site enabling AltaVista users to subscribe directly to our entire web site.

                - A one year revenue-sharing distribution agreement with Track Data, pursuant to which Track Data will offer its customers subscriptions to access our web site content in the form of a live news feed. Subscribers to Track Data's online trading service will receive a delayed news feed of the JagNotes.com content at no cost.

                - A similar one year agreement with ILX Systems, a division of Thomson Information Services, Inc., pursuant to which ILX Systems will make available to users of its products subscriptions to access our web site content.

                - An agreement with BestCalls.com pursuant to which our subscribers can access BestCalls.com's comprehensive calendar of earnings conference calls and related investor events.


        Additional facets of our business strategy include:

        Web Site Development. Our goal is to develop www.JagNotes.com into a comprehensive source for financial information and analysis which is the primary source of such information and analysis for our subscribers. In addition to the existing content, we plan to continue to improve and expand the features of our site to provide greater value to our subscribers. Additional features we plan to offer include:


                - An expanded fixed income section providing more commentary and data on corporate and government bonds

                -       Additional specialized commentators


                - An educational corner that will provide an ongoing series of market-related seminars and training sessions intended to improve the skills of investors and traders


        Build Brand Awareness. We believe that we can leverage the strength of the JagNotes name to gain access to new markets and revenue sources by increasing our name recognition in the financial community while creating and expanding name recognition among the general public.


        Leverage the Reputation of our Commentators. Because most of our commentators are high profile individuals in the financial world, we plan to use their association with JagNotes as a marketing tool. Many of our commentators are frequent guests on television and radio financial programs and we expect that this exposure should further enhance the reputation of our commentators and our site.


        Develop New Geographic Markets. Our Internet presence allows us to access investors and financial information seekers worldwide. To take advantage of the unlimited reach of the Internet, in addition to our U.S. site, we plan to have web sites serving three key geographic regions:


                -       Europe
                -       Latin America
                -       Asia

        These regional web sites will be structured in a fashion similar to our U.S. site, but will offer content specific to the region. These sites will focus on:

                - Commentaries from experienced, respected and high profile journalists, money managers, analysts and other financial professionals from the region.

                - The delivery of breaking news and potentially market moving information from the region.

                - Select financial data from local markets targeted at the active investor and trader.

                - Educational content intended to make regional subscribers better informed about various investment matters.


        All of our subscribers will have access to our U.S. and regional sites. We have not yet determined the subscription rates for all of our regional sites (the Euro site is pound sterling6/9 EUR per month and pound sterling60/90 EUR per year) but we anticipate that these subscription rates will be in line with the rate presently being charged through our U.S. site. The amount and method of compensation may vary from market to market. Educational content will eventually be an important component of our regional sites because online investing has not yet penetrated these regional markets to the extent it has in the U.S, but this content will be added later.

        In July 1999 we established JagNotes-Euro.com, Ltd., which has been incorporated in England as a wholly owned subsidiary of JagNotes.com Inc. We opened our JagNotes-Euro.com web site on December 1, 1999. We intend to establish a Latin American office by the end of the 1999 and eventually to commence operations in Latin America and Asia during the year 2000. Our estimated costs for establishing our international sites is approximately $4 million.

        We have retained the services of various commentators for our JagNotes-Euro site, including the following:

        -       Neil Bennett, City Editor of the Sunday Telegraph;
        -       Nicola Horlick, Managing Director of SG Asset Management;
        -       Michael Clarke, stock market correspondent of the Evening
                Standard;
        -       Jason Nisse, City Editor of The Independent on Sunday;
        -       Stuart Rock, Editorial Director of Caspian Publishing; and
        -       Alan Thomas, independent money manager and stock market analyst.

        In addition, the French company Valquant will provide charts for selected European companies.


        Pursue acquisitions and/or strategic alliances. We believe that we can effectively grow our business by pursuing strategic acquisitions, affiliations, partnerships, joint ventures or other relationships with strategic partners. We are currently pursuing alliances with investment firms, online brokerage houses, market news providers, web portals and cable television networks in an effort to obtain additional content, expand our name recognition and increase our subscriber base.

        We have reached an as yet undocumented understanding to purchase, subject to a due diligence review, a 7% interest in the company which owns the vrtrader.com web site for $300,000. Mark Leibovit, who is one of our commentators, owns this company. The vrtrader.com web site provides technical market information. As of the date of this prospectus, we do not have any other current agreements or negotiations under way.


        In order to fully implement our business strategy, we will require additional funds in approximately seven months. We expect to raise cash either through a private or public offering before such time. Thereafter, if the cash generated from operations is not sufficient to fund our liquidity requirements or planned growth, we may need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurances that we will be able to do.

        Note: These are our strategies, goals and targets. We believe in them, but we cannot guarantee that we will be successful in implementing them or that, even if implemented, they will be effective in creating a profitable business. In addition we are dependent on having sufficient cash to carry out our strategy. Please read "Risk Factors" beginning on page 6 before making any investment decision.

COMPETITION

        Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff.

        We provide a variety of categories of information to our subscribers, including daily financial news, technical analysis of stock activity and selected financial data of corporations. Each of these components of our business competes to a different degree with the following information sources:

        - Online financial news and information providers including TheStreet.com, MarketWatch.com and
                The Motley Fool
        - Traditional media sources such as The Wall Street Journal, Barrons, CNNfn, and CNBC, many or most of whom also have an Internet presence
        - Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones
        -       Online brokerage firms such as E*Trade, Charles Schwab or DLJ
                Direct
        -       Internet giants such as Yahoo, Go Network and America Online

        Because there is not a readily defined market in which we compete, we cannot predict which information source or sources will be our primary competition in the future. However, we expect competition from each of the above information sources to intensify and increase in the future. Many of our current and potential competitors have greater name recognition, larger financial, technical or marketing resources, and more extensive customer bases than we do, all of which could be leveraged to gain market share to our detriment.

        The barriers to entry into our business are relatively low - i.e., it is not difficult for new competitors to enter the market. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, content, creative or other advantages over the services we provide.

        In order for us to successfully compete in this business, we will need to reliably provide valuable services at a competitive price to a large subscriber base. We believe that a successful implementation of our business strategy will allow us to do so and to compete successfully as a leading financial and investment information provider.

WEB-SITE TECHNICAL INFORMATION

        We own three web servers, which are the computer systems on which all content for our web site is maintained and through which we operate our web site. Our primary server is maintained by Exodus Communications and is located in their Jersey City, New Jersey facility. Our two back-up servers are maintained by Above.net and PC Communications and are located in San Jose, California and Jersey City, New Jersey.


        Our U.S. web site was designed by Muffin-Head, a unit of DVCI Technologies. They also handle ongoing design matters for the site and assist us in placing content on the site. Our European web site is designed and maintained by Blue Tac, Ltd.

EMPLOYEES


        As of November 30, 1999, we had 20 employees. As of that date, we had entered into employment agreements with two of our employees.


FACILITIES


        We lease an office suite located in an office building at 1415 Wyckoff Road, Second Floor, Farmingdale, New Jersey 07727. The space houses 12 employees and is approximately 3,736 square feet. This space houses all of our executive and administrative personnel and related administrative equipment. This office does not house the servers for the site, which are housed at separate locations as indicated above (see "Web Site Technical Information"). Our lease for this office space expires on October 31, 2001. We believe that we will be able to obtain a suitable replacement for this space on commercially reasonable terms if our lease is not renewed.


        JagNotes-Euro.com, Ltd., our wholly owned subsidiary, leases a full service office suite located at 60 Lombard Street, Suite 3.16, London EC3. We have leased this space on a short-term basis and will determine whether to renew this lease or to rent a larger facility after we commence our European operations.

LEGAL PROCEEDINGS

        There are no currently pending law suits or similar administrative proceedings and, to the best of our knowledge, there is presently no basis for any suit or proceeding.

        We are presently making arrangements through our insurance broker, Marsh & McLennan, to obtain Internet Professional Liability insurance coverage. We expect this coverage to cover risks relating to:

        - copyright and trademark infringement and libel, slander and defamation claims arising out of our advertising, broadcasting, publishing and web site content; and

        - web site set up including programming, design, installation and consulting services.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        Shortly after the registration statement that contains this prospectus becomes effective, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any of this information at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at (800) SEC-0330 if you would like further information on the public information rooms. This information is also available from the SEC's web site at http://www.sec.gov.

        In the future we intend to distribute annual reports containing audited financial statements and other information to our stockholders after the end of each fiscal year. We do not intend to regularly distribute quarterly reports to our stockholders, but we will gladly send them to you upon your written request to our Corporate Secretary.

                      MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

        Following is certain information about our executive officers and directors. We have not entered into employment agreements with any of our executive officers.


        Gary Valinoti, age 41, was a co-founder of the predecessor to JagNotes.com Inc. and has served as the President and Chief Executive Officer of JagNotes.com Inc. since March, 1999. Mr. Valinoti is also a member of JagNotes' Board of Directors. From August 1992 - March, 1999 Mr. Valinoti served as President, and as a member of the Board of Directors, of JagNotes, Inc., the company that produced the JagNotes fax service throughout that period. Prior to his involvement with JagNotes, Inc., Mr. Valinoti held positions with various firms in the securities industry including Mosely, Hallgarten, Estabrook & Weeden where he was involved in institutional and currency trading, and started the firm's arbitrage department. Mr. Valinoti attended Wagner College.

        Thomas J. Mazzarisi, age 42, has served as JagNotes' Executive Vice President and General Counsel since March, 1999 and is also a member of the JagNotes' Board of Directors. From 1997 until joining JagNotes Mr. Mazzarisi practiced law from his own firm in New York, specializing in international commercial transactions. From 1988 until 1997, Mr. Mazzarisi was a Senior Associate at the law firm of Coudert Brothers where he also specialized in international commercial transactions. Prior to joining Coudert Brothers, Mr. Mazzarisi was Deputy General Counsel of the New York Convention Center Development Corporation. Mr. Mazzarisi is a graduate of Fordham University where he received a B.A. in Political Economy and was elected to Phi Beta Kappa. Mr. Mazzarisi received his J.D. from Hofstra University School of Law.

        Stephen R. Russo, age 38, has served as JagNotes' Chief Financial Officer since March, 1999. Since 1984, Mr. Russo has also served as President of Stephen R. Russo & Co., Certified Public Accountants. From 1981-1984 Mr. Russo served as Senior Staff Accountant for Edwin Weinberg & Associates, where he was responsible for certified audits of corporate accounts, as well as corporate and individual tax matters. Mr. Russo is a graduate of St. Thomas Aquinas College where he received a B.S. in Accounting. Mr. Russo is a member of the New York State Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Rockland County Business Association.

        Jeffrey Goss, age 38, was a co-founder of the predecessor to JagNotes.com Inc. and has served as the Vice President and Secretary of JagNotes.com Inc. since March, 1999. From August 1992 - March, 1999 Mr. Goss served as a Vice President, and member of the Board of Directors, of JagNotes, Inc., the company that produced the JagNotes fax service throughout that period. Prior to his involvement with JagNotes, Inc. Mr. Goss held positions with various firms in the securities industry including First Montauk Securities where he was an account representative. Mr. Goss also worked in the accounting department of Chase Manhattan Bank. Mr. Goss is a graduate of Mount Saint Mary's College.

        Stephen J. Schoepfer, age 40, is our Executive Vice President and Chief Operating Officer and is on our Board of Directors. Prior to joining JagNotes in July 1999, he was a Financial Advisor with the investment firm of Legg Mason Wood Walker. Prior to joining Legg Mason, Mr. Schoepfer served as a Financial Advisor and Training Coordinator at Prudential Securities. Mr. Schoepfer attended Wagner College.


EXECUTIVE COMPENSATION

        The following table sets forth certain summary information regarding compensation paid to our Chief Executive Officer and certain executive officers for services rendered during the fiscal years ended July 31, 1998 and 1999. Except as listed in the table below, no executive officer holding office in fiscal year 1999 received total annual salary and bonus exceeding $100,000. No such officers have been awarded any stock options, stock appreciation rights or other long term or incentive compensation not reflected below.


                           SUMMARY COMPENSATION TABLE


                                                                        Annual Compensation
                                                                                                       Other
      Name and Principal       Fiscal                                                                  Annual            All Other
           Position             Year                 Salary                    Bonus                Compensation       Compensation
           --------             ----                 ------                    -----                ------------       ------------
Gary Valinoti, President,       1999                 $110,550                     -                       -                 -
Chief Executive Officer
and director                    1998                 $110,550                     -                       -                 -
Jeffrey Goss, Secretary         1999                 $110,550                     -                       -                 -
and Vice President
                                1998                 $110,550                     -                       -                 -
Anthony Salandra (Mr.           1999                 $110,550                     -                       -                 -
Salandra served as
President and director of       1998                 $110,550                     -                       -                 -
JagNotes, Inc. during
fiscal year 1999, but is
no longer employed by
JagNotes.).

Barry Belzer, (Mr.              1999                 $110,550                     -                       -                 -
Belzer served as
Secretary and director of       1998                 $110,550                     -                       -                 -
JagNotes, Inc. during
fiscal year 1999, but is
no longer employed by
JagNotes).


        We are in the process of expanding our staff and, accordingly, we expect that our executive compensation expenses will increase in the current and future fiscal years.


DIRECTOR COMPENSATION

        We currently do not compensate our directors.

1999 LONG-TERM INCENTIVE PLAN

        In October, 1999 the Board of Directors approved the 1999 Long-Term Incentive Plan. The purpose of the plan is to allow us to attract and retain officers, employees, directors, consultants and certain other individuals and to compensate them in a way that provides additional incentives and enables such individuals to increase their ownership interests in JagNotes. Individual awards under the plan may take the form of:

        -       either incentive stock options or non-qualified stock options;

        -       stock appreciation rights;

        -       restricted or deferred stock;

        -       dividend equivalents;

        - bonus shares and awards in lieu of JagNotes' obligations to pay cash compensation; and

        - other awards, the value of which is based in whole or in part upon the value of the common stock.

        The plan will generally be administered by a committee appointed by the board of directors, except that the board will itself perform the committee's functions under the plan for purposes of grants of awards to directors who serve on the committee. The board may also perform any other function of the committee. The committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions, performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as the committee may determine.


        The maximum number of shares of common stock that may be subject to outstanding awards under the plan will not exceed 15% of the aggregate number of shares of common stock outstanding effective at the time of such grant. The number of shares deliverable upon exercise of incentive stock options is limited to 2,096,444. The plan also provides that no participant may be granted in any calendar year options or other awards that may be settled by delivery of more than 500,000 shares, and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares as of the date of grant or the date of settlement of the award, whichever is greater. There are currently a total of 82,500 shares of common stock subject to outstanding options granted under the plan. Each of the foregoing options has an exercise price of $2.00 per sheet.


        The plan will remain in effect until terminated by the board of directors. The plan may be amended by the board of directors without the consent of JagNotes' stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which JagNotes' common stock may then be listed or quoted. The number of shares reserved or deliverable under the plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors, and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

        JagNotes generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the plan, except no deduction is permitted in connection with incentive stock options if the participant holds the shares acquired upon exercise for the required holding periods; and deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under the plan during a grace period of approximately one year following the effectiveness of this registration statement, and should not apply to certain options, stock appreciation rights and performance-based awards granted thereafter if JagNotes complies with certain requirements under Section 162(m).

EMPLOYMENT CONTRACTS


        We have not entered into employment agreements with any of our officers.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Nevada law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in JagNotes' best interest. In the case of an action brought by or in the right of JagNotes, we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to JagNotes, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all the relevant circumstances.

        We do not currently maintain director's and officer's liability insurance but we may do so in the future.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth certain information with respect to beneficial ownership of the common stock as of the date of this prospectus by
(i) each person known by JagNotes to be the beneficial owner of more than five percent of the common stock, (ii) each executive officer and director of JagNotes, and (iii) all executive officers and directors of JagNotes as a group. See also "Management and Executive Compensation."

Name and Address of Beneficial Owner          Number of Shares Beneficially Owned(1)      Percentage of Class(2)
------------------------------------          --------------------------------------      ----------------------
Gary Valinoti (President, CEO and
Director)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                             3,155,500(3)                            22.2%
Stephen Russo (Chief Financial Officer)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                     0(4)                               0%
Jeffrey J. Goss (Vice President and
Corporate Secretary)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                 800,000                              5.6%
Thomas Mazzarisi  (Executive Vice
President, General Counsel and Director)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                 110,000                                x
Stephen Schoepfer (Executive Vice
President, Chief Operating Officer and
Director)
1415 Wyckoff Road, Second Floor
Farmingdale, New Jersey 07727                                 75,000                                 x
All executive officers and directors as a
group (5 persons)                                            4,140,500                            29.1%
S.A.C. Capital Associates, LLC(4)
777 Long Ridge Road
Stamford, Connecticut 06902                                   900,000                              6.3%
Anthony Salandra
6 Renee Court
Woodcliff Lake, New Jersey 07675                              800,000                              5.6%
Barry Belzer                                                  800,000                              5.6%
1 Johnson Terrace
Middletown, New Jersey 07748


x       Less than one percent.

(1) Includes, for the following persons, the following number of shares which the beneficial owner has the right to acquire within 60 days from options, warrants or otherwise: S.A.C. Capital Associates, LLC

        (225,000).
(2) Based on 13,996,290 shares outstanding, plus the number of shares which the beneficial owner has the right to acquire within 60 days, if any, as indicated in footnote (1) above.


(3)     Includes 444,500 shares owned Mr. Valinoti's wife, Cathleen Valinoti.
(4) Pursuant to an investment management agreement, S.A.C. Capital Advisors, LLC has voting and investment power with respect to the shares of JagNotes' stock held by S.A.C. Capital Associates, LLC. Steven A. Cohen is the Managing Member, President and Chief Executive Officer of S.A.C. Capital Advisors and, accordingly, Mr. Cohen has voting and investment power with respect to the shares of JagNotes' stock held by S.A.C. Capital Associates, LLC. Mr. Cohen does not have voting or investment power with respect to any other shares of JagNotes' stock.

                              SELLING STOCKHOLDERS


        The following table sets forth certain information with respect to the beneficial ownership of JagNotes' common stock by the selling stockholders as of November 30, 1999 and as adjusted to reflect the sale of the shares.

                                                                                                         Shares Beneficially
                                                                                                         Owned after Offering
                                                                          Maximum Number                (Assuming Sale of All
                                            Number of Shares              of Shares to Be               Shares Covered by this
                                           Beneficially Owned            Sold Pursuant to                  Prospectus) (3)
Name                                      Prior to Offering (1)         this Prospectus (2)            Number          Percent (4)
----                                      ---------------------         -------------------            ------          -----------
S.A.C. Capital Associates, LLC (5)               675,000                      900,000                    0                  0
Stephen Gluck                                    11,400                       15,200                     0                  0
Circle T International, Ltd.(6)                  86,400                       103,200                  9,000                x
Circle T Partners L.P.(6)                        169,000                      200,000                  19,000               x
Greene Street Partners (7)                       125,010                      166,680                    0                  0
William Monness                                   6,150                        8,200                     0                  0
Joseph P. DeMatteo (8)                            3,075                        4,100                     0                  0
Joseph P. DeMatteo IRA (8)                        3,075                        4,100                     0                  0
Robert F. Dall                                   12,510                       16,680                     0                  0
Stanley L. Cohen                                 200,010                      266,680                    0                  0
ASC Capital Partners (7)                         125,010                      166,680                    0                  0
Peter Zecca Jr.                                   1,140                        1,520                     0                  0
Alexander A. Zecca                                1,140                        1,520                     0                  0
Brian and Vicki Warner                           25,020                       33,360                     0                  0
Neil Crespi                                      25,020                       33,360                     0                  0
Thomas Dering                                    11,400                       15,200                     0                  0
Warren R. Marcus                                 12,510                       16,680                     0                  0
Lappin Capital Management L.P.(9)                10,500                       14,000                     0                  0
Apex Limited Partners L.P.(10)                   45,600                       60,800                     0                  0
AIG Trading Group Inc.
Deferred Compensation
Plan Trust
FBO Andrew Kaplan                                12,510                       16,680                     0                  0

                                                                                                          Shares Beneficially
                                                                                                          Owned after Offering
                                                                          Maximum Number                 (Assuming Sale of All
                                            Number of Shares              of Shares to Be                Shares Covered by this
                                           Beneficially Owned            Sold Pursuant to                    Prospectus) (3)
Name                                      Prior to Offering (1)         this Prospectus (2)            Number          Percent (4)
----                                      ---------------------         -------------------            ------          -----------
AIG Trading Group Inc.
Deferred Compensation
Plan Trust
FBO Jonas Paul Littman                           37,500                       50,000                     0                  0
AIG Trading Group Inc.
Deferred Compensation
Plan Trust
FBO Bradford Klein                               50,010                       66,680                     0                  0
Paul C. Orwicz                                    6,000                        8,000                     0                  0
Delaware Charter
Guarantee & Trust TTEE
FBO Brett Fialkoff SEP IRA                        6,600                        8,800                     0                  0
David Ganek                                      22,500                       30,000                     0                  0
John M. Fenlin                                    6,300                        8,400                     0                  0
L. Gregory Rice                                   3,000                        4,000                     0                  0
Mastrapasqua & Associates, Inc.(11)*             20,000                       20,000                     0                  0
Dorsey, Wright & Associates,
Inc.(12)*                                           0                         65,000                     0                  0
Seth Tobias (6)*                                 100,000                      100,000                    0                  0
Canella Response Television,
Inc.(13)*                                           0                         10,000                     0                  0
Robert E. Heyman                                  3,000                        3,000                     0                  0
International Marketing
Specialists, Inc.(14)                             5,250                        5,000                    250                 x
International Marketing
Specialists, Inc. Pension Plan(14)               30,000                       29,000                   1,000                x
Morton J. Nussbaum IRA(14)                       16,000                       16,000                     0                  0
TOTAL                                           1,867,640                    2,468,520                 29,250               X

x       Less than one percent.

* The following selling stockholders are commentators on our web site (see "The Company - Commentators"): Dorsey, Wright & Associates, Mastrapasqua & Associates, Inc. and Seth Tobias. Cannella Response Television, Inc. is a consultant for JagNotes.

(1) This column does not include shares which may be acquired upon exercise of options or warrants.


(2) This column includes, for the following persons, the following number of shares which may be acquired upon exercise of warrants: S.A.C. Capital Associates, LLC (225,000); Stephen Gluck (3,800); Circle T International, Ltd. (25,800); Circle T Partners, L.P. (50,000); Greene Street Partners (41,670); William Monness (2,050); Joseph P. DeMatteo (1,025); Joseph P. DeMatteo IRA (1,025); Robert F. Dall (4,170); Stanley
        L. Cohen (66,670); ASC Capital Partners (41,670); Peter Zecca Jr. (380); Alexander A. Zecca (380); Brian and Vicki Warner (8,340); Neil Crespi (8,340); Thomas Dering (3,800); Warren R. Marcus (4,170); Lappin Capital Management L.P. (3,500); Apex Limited Partners L.P. (15,200); AIG Trading Group, Inc. (4,170); AIG Trading Group, Inc. (12,500); AIG Trading Group, Inc. (16,670); Paul C. Orwicz (2,000); Delaware Charter Guarantee & Trust TTE FBO Brett Fialkoff SEP IRA (2,200); David Ganek (7,500); John M. Fenlin (2,100); L. Gregory Rice (1,000).


        This column also includes, for the following persons, the following number of shares which may be acquired upon exercise of options: Dorsey, Wright & Associates, Inc. (65,000), Cannella Response

        Television, Inc. (10,000).

(3) Assumes the sale of all shares covered by this prospectus. There can be no assurance that any of the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

(4)     Based on 13,996,290 shares outstanding.

(5) Pursuant to an investment management agreement, S.A.C. Capital Advisors, LLC has voting and investment power with respect to the shares of JagNotes' stock held by S.A.C. Capital Associates, LLC. Steven A. Cohen is the Managing Member, President and Chief Executive Officer of S.A.C. Capital Advisors and, accordingly, Mr. Cohen has voting and investment power with respect to the shares of JagNotes' stock held by S.A.C. Capital Associates, LLC. Mr. Cohen does not have voting or investment power with respect to any other shares of JagNotes' stock.

(6) Seth Tobias has voting and investment power with respect to shares of JagNotes' stock held by Circle T International, Ltd., Circle T Partners, L.P. and by Mr. Tobias individually. Mr. Tobias is the President of Circle T International, Ltd. and a General Partner of Circle T Partners, L.P., and does not have voting or investment power with respect to any other shares of JagNotes' stock.

(7) Adam S. Cohen has voting and investment power with respect to shares of JagNotes' stock held by Greene Street Partners and ASC Capital Partners. Mr. Cohen is a General Partner of Green Street Partners and the President of ASC Capital Partners and not have voting or investment power with respect to any other shares of JagNotes' stock.

(8) Joseph P. DeMatteo beneficially owns shares held by Joseph P. DeMatteo IRA as well as shares held by him individually.

(9) Lawrence B. Lappin has voting and investment power with respect to shares of JagNotes' stock held by Lappin Capital Management. Mr. Lappin is a General Partner of Lappin Capital Management and does not have voting or investment power with respect to any other shares of JagNotes' stock.

(10) Devin Wate has voting and investment power with respect to shares of JagNotes' stock held by Apex

        Limited Partners, L.P. Mr. Wate is the Managing Director of Apex Limited Partners, L.P. and does not have voting or investment power with respect to any other shares of JagNotes' stock.

(11) Frank Mastrapasqua and Thomas A. Trantum have voting and investment power with respect to shares of JagNotes' stock held by Mastrapasqua & Associates, Inc. Neither Mr. Mastrapasqua nor Mr. Trantum have voting or investment power with respect to any other shares of JagNotes' stock.

(12) Thomas J. Dorsey and Watson H. Wright have voting and investment power with respect to shares of JagNotes' stock held by Dorsey, Wright & Associates, Inc. Neither Mr. Dorsey nor Mr. Wright have voting or investment power with respect to any other shares of JagNotes' stock.

(13) Frank Cannella, Jr. has voting and investment power with respect to shares of JagNotes' stock held by Cannella Response Television, Inc. Mr. Cannella is the president of Cannella Response Television, Inc. and does not have voting or investment power with respect to any other shares of JagNotes' stock.

(14) Morton J. Nussbaum has voting and investment power with respect to shares of JagNotes' stock held by International Marketing Specialists, Inc., International Marketing Specialists, Inc. Pension Plan, and Morton
        J. Nussbaum IRA. Mr. Nussbaum is the President of International Marketing Specialists, Inc. and the trustee of International Marketing Specialists, Inc. Pension Plan. Mr. Nussbaum individually owns an additional 250 shares of JagNotes' stock not covered by this prospectus, which are the only other shares of JagNotes' stock as to which he has voting or investment power.

                              PLAN OF DISTRIBUTION


        We are registering the shares covered by this prospectus on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The shares covered by this prospectus will be offered and sold by the selling stockholders for their own accounts. We will not receive any of the proceeds from the sale of shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of these shares, including legal and accounting fees. We estimate these expenses to be approximately $245,000. The selling stockholders will bear all brokerage commissions and any similar selling expenses attributable to the sale of shares covered by this prospectus.


        The selling stockholders may offer and sell these shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised JagNotes that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. Sales may be made directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).


        The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by broker-dealers and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Act. Certain selling stockholders have may a relationship with JagNotes beyond that of a stockholder. The selling stockholders and the nature of these relationships are indicated in the selling stockholder table beginning on page 40 of this prospectus.

        Because the selling stockholders may be deemed to be "underwriters," we have informed them of the need for delivery of copies of this prospectus. We have also informed the selling stockholders that the anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market and have furnished each selling stockholder with a copy of these rules.

        Selling stockholders may also use Rule 144 under the Act to sell the shares in open market transactions if they meet the criteria and conform to the requirements of such rule.

        Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


        JagNotes' Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.00001 par value, of which 13,996,290 shares were outstanding as of November 30, 1999.


        Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders and are not entitled to cumulate their votes in the election of directors. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of JagNotes, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

OPTIONS


        As of November 30, 1999, there were options outstanding to purchase:

                - An aggregate of 100,000 shares of JagNotes' common stock at $16.25 per share at any time prior to June 29, 2000; and

                - An aggregate of 422,500 shares of JagNotes' common stock at $2.00 per share , subject to certain vesting requirements, at any time prior to various dates from June through November 2009, provided, however, that certain of these options will expire prior to such dates upon the termination of certain contracts with JagNotes.

WARRANTS


        As of November 30, 1999, there were warrants outstanding to purchase, at any time prior to May 3, 2001, 555,130 shares of common stock at $10.00 per share.


REGISTRAR AND TRANSFER AGENT


        The Registrar and Transfer Agent for JagNotes' common stock is American Securities Transfer and Trust, Inc., Suite Z-2, 12039 W. Alameda Parkway, Lakewood, Colorado 80228.


                                  LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for JagNotes by Day & Campbell, LLP, 3070 Bristol Street, Suite 450, Costa Mesa, California 92626. As of the date of this prospectus, a member of the firm owned a total of 168,700 shares of JagNotes' common stock.

                                     EXPERTS

        JagNotes' consolidated financial statements as of July 31, 1999 and for the year then ended have been audited by J.H. Cohn LLP, independent public accountants, and have been included in this prospectus in reliance upon the report of J.H. Cohn LLP (which is also included in this prospectus) and upon their authority as experts in accounting and auditing.

        JagNotes' consolidated financial statements as of July 31, 1998 and for the year then ended have been audited by Stephen R. Russo, CPA, independent certified public accountant, and have been included in this prospectus in reliance upon his report (which is also included in this prospectus) and upon his authority as an expert in accounting and auditing.


        In April 1999 Stephen Russo, CPA, resigned as JagNotes' independent public accountant in order to join JagNotes as its Chief Financial Officer. In addition, as of the date of filing of this registration statement, Mr. Russo was the beneficial owner of 14,000 shares of JagNotes' common stock. The report issued by Mr. Russo on JagNotes' financial statements for the fiscal year ended July 31, 1998 did not contain any adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles, nor were there any material disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during these years.


        At JagNotes' request, Mr. Russo has furnished JagNotes with a letter addressed to the Securities and Exchange Commission stating that he agrees with the foregoing statements. This letter is attached as an exhibit to the registration statement that contains this prospectus.

        JagNotes engaged J.H. Cohn LLP as its new independent public accountants in April, 1999. JagNotes did not consult with any other accounting firm regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of opinion that might be rendered regarding JagNotes' financial statements, nor did it consult with J.H. Cohn LLP with respect to any accounting disagreement or any reportable event, at any time prior to the appointment of such firm.

                                OTHER INFORMATION

        This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC. Certain information is contained in the registration statement that is not contained in this prospectus. Please consult the registration statement for further information.

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide any other information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement. This prospectus is neither offering to sell nor seeking an offer to buy any securities other than the shares covered by this prospectus, nor is this prospectus offering to sell or seeking an offer to buy securities in any unlawful way.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                          Index to Financial Statements

                                                                        PAGE
                                                                        ----
Reports of Independent Accountants                                     F-2/3

Consolidated Balance Sheets
     July 31, 1999 and October 31, 1999 (Unaudited)                      F-4

Consolidated Statements of Operations
     Years Ended July 31, 1999 and 1998 and Three Months Ended
     October 31, 1999 and 1998 (Unaudited)                               F-5

Consolidated Statements of Stockholders' Equity (Deficiency)
     Years Ended July 31, 1999 and 1998 and Three Months Ended
     October 31, 1999 (Unaudited)                                        F-6

Consolidated Statements of Cash Flows
     Years Ended July 31, 1999 and 1998 and Three Months Ended
     October 31, 1999 and 1998 (Unaudited)                               F-7

Notes to Consolidated Financial Statements                            F-8/16

                                      * * *

                       Reports of Independent Accountants

To the Board of Directors and Stockholders
JagNotes.com Inc.

We have audited the accompanying consolidated balance sheet of JagNotes.com Inc. and Subsidiaries (formerly JagNotes, Inc.) as of July 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JagNotes.com Inc. as of July 31, 1999, and their results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

As described in Note 7 to the consolidated financial statements, the Company has restated the 1999 consolidated financial statements to reflect the appropriate amount of compensation expense related to the issuance of certain stock options.



                                        J.H. COHN LLP

Roseland, New Jersey
October 8, 1999

                      Report of Certified Public Accountant

To the Board of Directors and Stockholders
JagNotes.com Inc.

I have audited the accompanying consolidated statements of operations, stockholders' equity (deficiency) and cash flows of JagNotes.com Inc. and Subsidiary (formerly JagNotes, Inc.) for the year ended July 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of JagNotes.com Inc. and Subsidiary for the year ended July 31, 1998, in conformity with generally accepted accounting principles.



                                            Stephen R. Russo, CPA

Nanuet, New York
October 12, 1998

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                           Consolidated Balance Sheets
                 July 31, 1999 and October 31, 1999 (Unaudited)

                                                                      July               October
                                          Assets                    31, 1999            31, 1999
                                                                  ------------         ------------
                                                                                       (Unaudited)
Current assets:
    Cash and cash equivalents                                     $  6,078,922         $  4,809,699
    Accounts receivable                                                 18,900               84,200
    Other current assets                                               753,532              726,391
                                                                  ------------         ------------
           Total current assets                                      6,851,354            5,620,290
Equipment, net of accumulated depreciation of $17,484
    and $23,381                                                          2,603               23,712
Capitalized software development costs, net of accumulated
    amortization of $16,084 and $37,696                                243,280              221,668
Other assets                                                            12,004               61,608
                                                                  ------------         ------------
           Totals                                                 $  7,109,241         $  5,927,278
                                                                  ============         ============

                      Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable and accrued expenses                         $    131,395         $     93,888
    Deferred revenues                                                  283,222              330,348
                                                                  ------------         ------------
           Total liabilities                                           414,617              424,236
                                                                  ------------         ------------
Commitments and contingencies

Stockholders' equity:
    Common stock, par value $.00001 per share; 13,996,290
        shares issued and outstanding                                      140                  140
    Additional paid-in capital                                      10,920,215           11,866,140
    Unearned compensation                                           (3,015,388)          (3,058,903)
    Accumulated deficit                                             (1,210,343)          (3,304,335)
                                                                  ------------         ------------
           Total stockholders' equity                                6,694,624            5,503,042
                                                                  ------------         ------------
           Totals                                                 $  7,109,241         $  5,927,278
                                                                  ============         ============

See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                      Consolidated Statements of Operations
                     Years Ended July 31, 1999 and 1998 and
            Three Months Ended October 31, 1999 and 1998 (Unaudited)

                                                                                               Three Months Ended
                                                      Years Ended July 31,                          October 31,
                                               ---------------------------------        ---------------------------------
                                                   1999                 1998                1999                 1998
                                               ------------         ------------        ------------         ------------
                                                                                                    (Unaudited)
Subscription revenues                          $    800,716         $    932,553        $    306,106         $    229,268

Cost of revenues                                    628,758              112,362           1,352,311               44,653
                                               ------------         ------------        ------------         ------------

Gross profit                                        171,958              820,191          (1,046,205)             184,615
                                               ------------         ------------        ------------         ------------

Operating expenses:
    Selling expenses                                292,261               38,115             439,826                3,451
    General and administrative expenses             894,922              744,577             663,862              150,271
                                               ------------         ------------        ------------         ------------
        Totals                                    1,187,183              782,692           1,103,688              153,722
                                               ------------         ------------        ------------         ------------

Income (loss) from operations                    (1,015,225)              37,499          (2,149,893)              30,893

Interest income                                      60,873                                   55,901
                                               ------------         ------------        ------------         ------------

Income (loss) before income taxes                  (954,352)              37,499          (2,093,992)              30,893

Provision for income taxes                           73,940               34,850                                   17,273
                                               ------------         ------------        ------------         ------------

Net income (loss)                              $ (1,028,292)        $      2,649        $ (2,093,992)        $     13,620
                                               ============         ============        ============         ============

Basic net earnings (loss) per share            $       (.11)        $          -        $       (.15)        $          -
                                               ============         ============        ============         ============

Basic weighted average common
    shares outstanding                            9,237,693            3,500,000          13,996,290            3,500,000
                                               ============         ============        ============         ============



See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

          Consolidated Statements of Stockholders' Equity (Deficiency)
                     Years Ended July 31, 1999 and 1998 and

                 Three Months Ended October 31, 1999 (Unaudited)

                                           Common Stock
                                    --------------------------      Additional
                                     Number of                       Paid-in         Unearned         Accumulated
                                       Shares         Amount         Capital       Compensation         Deficit            Total
                                    ----------      ----------     -----------     ------------       -----------       -----------
Balance, August 1, 1997              3,500,000      $   73,445                                        $  (184,700)      $  (111,255)
Net income                                                                                                  2,649             2,649
                                    ----------      ----------     -----------      -----------       -----------       -----------
Balance, July 31, 1998               3,500,000          73,445                                           (182,051)         (108,606)
Shares effectively issued in
    connection with reverse
    acquisition                      3,820,900         (73,372)    $    73,372

Sales of units of common stock
    and warrants through private
    placements, net of expenses
    of $707,700                      6,655,390              67       7,559,993                                            7,560,060

Effects of issuance of common
    stock in exchange for
    services                            20,000                         147,500      $  (147,500)

Effects of issuance of stock
    options in exchange for
    services                                                         1,826,850       (1,826,850)

Effects of transfer of 100,000
    shares of common stock by
    executive officer in exchange
    for services provided to the
    Company                                                          1,312,500       (1,312,500)

Amortization of unearned
    compensation                                                                        271,462                             271,462

Net loss                                                                                               (1,028,292)       (1,028,292)
                                    ----------      ----------     -----------      -----------       -----------       -----------
Balance, July 31, 1999              13,996,290             140      10,920,215       (3,015,388)       (1,210,343)        6,694,624

Effects of issuance of stock
    options in exchange for
    services                                                           945,925         (945,925)

Amortization of unearned
    compensation                                                                        902,410                             902,410
Net loss                                                                                               (2,093,992)       (2,093,992)
                                    ----------      ----------     -----------      -----------       -----------       -----------
Balance, October 31, 1999           13,996,290      $      140     $11,866,140      $(3,058,903)      $(3,304,335)      $ 5,503,042
                                    ==========      ==========     ===========      ===========       ===========       ===========



See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                      Consolidated Statements of Cash Flows
                     Years Ended July 31, 1999 and 1998 and

            Three Months Ended October 31, 1999 and 1998 (Unaudited)

                                                                                                          Three Months Ended
                                                                 Years Ended July 31,                          October 31,
                                                            -------------------------------         -------------------------------
                                                                1999                1998                1999                1998
                                                            -----------         -----------         -----------         -----------
                                                                                                              (Unaudited)
Operating activities:
    Net income (loss)                                       $(1,028,292)        $     2,649         $(2,093,992)        $    13,620
    Adjustments to reconcile net income (loss)
        to net cash provided by (used in) operating
        activities:
        Depreciation                                                975               1,336               5,897               1,000
        Amortization of software costs                           16,084                                  21,612
        Amortization of unearned compensation                   271,462                                 902,410
        Deferred income taxes                                    73,940               8,135                                   3,855
        Changes in operating assets and liabilities:
           Accounts receivable                                   44,654               1,967             (65,300)              1,944
           Other current assets                                (753,532)                               (122,859)
           Other assets                                         (12,004)                                100,396
           Accounts payable and accrued expenses                 55,664             (10,652)            (37,507)             (6,296)
           Deferred revenues                                     78,535              (6,335)             47,126              (6,263)
                                                            -----------         -----------         -----------         -----------
               Net cash provided by (used in)
                   operating activities                      (1,252,514)             (2,900)         (1,242,217)              7,860
                                                            -----------         -----------         -----------         -----------
Investing activities:
    Net repayments of loans to officer                           24,839                 396
    Software development costs capitalized                     (259,364)
    Purchases of equipment                                                                              (27,006)
                                                            -----------         -----------         -----------
               Net cash provided by (used in)
                   investing activities                        (234,525)                396             (27,006)
                                                            -----------         -----------         -----------
Financing activities - net proceeds from private
    placements of units of common stock and
    warrants                                                  7,560,060
                                                            -----------
Net increase (decrease) in cash and cash
    equivalents                                               6,073,021              (2,504)         (1,269,223)              7,860
Cash and cash equivalents, beginning of year                      5,901               8,405           6,078,922               5,901
                                                            -----------         -----------         -----------         -----------
Cash and cash equivalents, end of year                      $ 6,078,922         $     5,901         $ 4,809,699         $    13,761
                                                            ===========         ===========         ===========         ===========
Supplemental disclosure of cash flow information:
    Income taxes paid                                       $    32,785         $    26,715
                                                            ===========         ===========








See Notes to Consolidated Financial Statements.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 1 - Organization and business:

                JagNotes.com Inc. ("JagNotes") was originally incorporated during 1997 in Nevada as Professional Perceptions, Inc. to develop operations as a consultant to retailers. However, JagNotes never generated any significant revenues or expenses in connection with such operations and it was inactive at the time of the exchange of shares described below.

                JagNotes, Inc. ("JNI") and its predecessors have been providing financial and investment information within the financial community since 1989. It operated as an unincorporated business from 1989 until August 1992 when it was incorporated in New Jersey as NewJag, Inc. Its name was changed to JagNotes, Inc. in December 1993. JNI gathers and compiles information from contacts at financial institutions and releases such information to subscribers on a timely basis through facsimile transmissions and a web site, www.JagNotes.com, which opened in April 1999. Subscribers receive information about newly-issued research reports and analyst opinions, upgrades, downgrades and coverage changes. Initially, JNI's customers were primarily financial professionals. During the year ended July 31, 1999, JNI began to focus its marketing efforts on retail subscribers. Management considers all of the financial services provided to be within the same business segment.

                As of March 16, 1999, JagNotes had 3,820,900 outstanding shares of common stock, with a par value of $.00001 per share. Effective as of that date, certain stockholders of JNI purchased a total of 2,900,000 of the outstanding shares of JagNotes' common stock and JagNotes issued 3,500,000 shares of common stock to acquire all of the 1,000 shares of common stock, which had no par value, of JNI then outstanding (the "Exchange"). As a result, JNI became a wholly-owned subsidiary of JagNotes, and JagNotes had 7,320,000 shares of common stock outstanding, of which 6,400,000 shares, or 87.4%, were owned by the former stockholders of JNI and 920,000,or 12.6%, were owned by the former stockholders of JagNotes. However, since the former stockholders of JNI became the owners of a majority of the outstanding common shares of JagNotes after the Exchange and JagNotes had no significant operating activities or assets and liabilities prior to the Exchange, the Exchange was treated effective as of March 16, 1999 as a "purchase business combination" and a "reverse acquisition" for accounting purposes in which JagNotes was the legal acquirer and JNI was the accounting acquirer. As a result, the assets and liabilities of the accounting acquirer, JNI, continued to be recorded at their historical carrying values as of March 16, 1999; however, common stock and additional paid-in capital were adjusted as of March 16, 1999 to reflect the $.00001 per share par value of the shares of the legal acquirer, JagNotes, and all references to the number of shares of common stock of JNI as of dates or for periods prior to the Exchange have been restated to reflect the ratio of the number of common shares of JagNotes effectively exchanged for common shares of JNI. In addition, the accompanying consolidated financial statements for the periods prior to March 16, 1999 are comprised, effectively, of the historical financial statements of JNI.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 1 - Organization and business (concluded):

                The "Company" as used herein refers to JNI prior to March 16, 1999 and JagNotes together with JNI from March 16, 1999 through August 16, 1999 and JagNotes.Euro.com Ltd. ("Euro"), its other wholly-owned subsidiary, subsequent to July 8, 1999, as further explained in Note 2.

Note 2 - Summary of significant accounting policies:

                Use of estimates:

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                Principles of consolidation:

                    As a result of accounting for the Exchange as a purchase business combination and a reverse acquisition (see Note 1), the accompanying consolidated financial statements include the accounts of JagNotes for all periods presented; the accounts of JNI for the period from March 16, 1999, the date of its acquisition, through August 16, 1999, the date JNI was merged into JagNotes; and the accounts of Euro for the periods subsequent to July 8, 1999 (the date of its inception). All significant intercompany accounts and transactions have been eliminated in consolidation.

                Revenue recognition:

                    Fees for subscriptions are generally billed in advance on a monthly, quarterly, semi-annual or annual basis. Revenues from subscriptions are recognized ratably over the subscription period. Subscription fees collected that relate to periods subsequent to the date of the consolidated balance sheet are included in deferred revenues.

                Cash equivalents:

                    Cash equivalents consist of highly liquid investments with a maturity of three months or less when acquired.

                Equipment:

                    Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets which range from three to seven years.

                Capitalized software costs:

                    The Company capitalizes the costs of purchased software which is ready for service. Costs of purchased software are amortized using the straight-line method over their estimated useful lives which do not exceed three years.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 2 - Summary of significant accounting policies (continued):

                Impairment of long-lived assets:

                    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as equipment and capitalized software costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

                Advertising:

                    The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations amounted to $182,597 and $27,198 for the years ended July 31, 1999 and 1998, respectively, and $291,464 for the three months ended October 31, 1999; such costs were not material for the three months ended October 31, 1998.

                Income taxes:

                    The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                Net earnings (loss) per share:

                    The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings
                    (loss) per share is calculated by dividing net income or loss by the weighted average number of shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 2 - Summary of significant accounting policies (concluded):

                Net earnings (loss) per share (concluded):

                    Diluted earnings per share has not been presented in the accompanying consolidated statements of operations because:
                    (i) the Company did not have any potentially dilutive common shares during the year ended July 31, 1998 and the three months ended October 31, 1998 and (ii) the Company had net losses for the year ended July 31, 1999 and the three months ended October 31, 1999 and, accordingly, the assumed effects of the exercise of all of the Company's outstanding stock options and warrants and the application of the treasury stock method would have been anti-dilutive.

                Recent accounting pronouncements:

                    The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of October 31, 1999 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect as of July 31, 1999 and October 31, 1999 and/or during the years ended July 31, 1999 and 1998 and the three months ended October 31, 1999 and 1998.

                Unaudited interim financial statements:

                    In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of October 31, 1999, its results of operations and cash flows for the three months ended October 31, 1999 and 1998 and its changes in stockholders' equity for the three months ended October 31, 1999. Pursuant to rules and regulations of the Securities and Exchange Commission, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these consolidated financial statements unless significant changes have taken place since the end of the most recent fiscal year.

                    The results of operations for the three months ended October 31, 1999 are not necessarily indicative of the results of operations for the full year ending July 31, 2000.

Note 3 - Loans receivable from officer:

                Loans made to an officer prior to 1998 totaling approximately $25,200 were noninterest bearing and repaid during 1998 and 1999.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 4 - Income taxes:

                As of July 31, 1999 and October 31, 1999, the Company had net operating loss carryforwards of approximately $538,000 and $1,750,000, respectively, available to reduce future Federal taxable income which will expire in 2019. The Company did not have any net operating loss carryforwards as of July 31, 1998 and October 31, 1998.

                The Company's deferred tax assets as of July 31, 1999 and 1998 and October 31, 1999 consisted of the effects of temporary differences attributable to the following:

                                                                                     July 31,
                                                                              -----------------------       October 31,
                                                                                1999           1998            1999
                                                                              --------        -------       ----------
                    Deferred revenues, net                                    $105,600        $56,365       $   98,300
                    Goodwill                                                    11,200         17,575            9,600
                    Unearned compensation                                      108,400                         468,800
                    Net operating loss carryforwards                           214,800                         699,000
                                                                              --------        -------       ----------
                                                                               440,000         73,940        1,275,700
                    Less valuation allowance                                  (440,000)                     (1,275,700)
                                                                              --------        -------       ----------
                             Totals                                           $    -          $73,940       $       -
                                                                              ========        =======       ==========

                Due to the uncertainties primarily related to the extent and timing of the Company's future taxable income arising from the changes in the nature of its business described in Note 1, the Company offset its deferred tax assets by an equivalent valuation allowance as of July 31, 1999 and October 31, 1999.

                The Company's provisions for income taxes consisted of the following:

                                            Years Ended               Three Months Ended
                                              July 31,                    October 31,
                                       ----------------------        ----------------------
                                         1999           1998           1999           1998
                                       -------        -------        -------        -------
                Federal:
                    Current            $     -        $19,823        $     -        $10,400
                    Deferred            57,280          6,300              -          2,985
                                       -------        -------        -------        -------
                         Totals         57,280         26,123              -         13,385
                                       -------        -------        -------        -------
                State:
                    Current                  -          6,892              -          3,018
                    Deferred            16,660          1,835              -            870
                                       -------        -------        -------        -------
                         Totals         16,660          8,727              -          3,888
                                       -------        -------        -------        -------
                         Totals        $73,940        $34,850        $     -        $17,273
                                       =======        =======        =======        =======

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 4 - Income taxes (concluded):

                The Company's actual provisions for income taxes differ from the provisions (credits) computed using the Federal statutory rate of 34% as a result of the following:


                                                                Years Ended            Three Months Ended
                                                                  July 31,                 October 31,
                                                              -----------------         -----------------
                                                              1999         1998         1999         1998
                                                              ----         ----         ----         ----
                Tax at Federal statutory rate                  (34)%         34%         (34)%         34%
                Effects of:
                    State income taxes, net of Federal
                       income tax benefit                        1           15                         8
                    Utilization of net operating loss
                       carryforwards                            (8)
                    Change in valuation allowance               49                        34
                    Nondeductible life insurance and
                       other expenses                                        45                        39
                    Other (primarily surtax exemptions)                      (1)                      (25)
                                                               ---          ---          ---          ---
                         Totals                                  8%          93%         --%           56%
                                                               ===          ===          ===          ===


Note 5 - Employee benefit plans:

                The Company maintains a profit-sharing plan and a money purchase plan for the benefit of all eligible employees. The Company's contributions to these defined contribution plans are made on a discretionary basis. The Company made no contributions to the plans in 1999. Contributions aggregated approximately $51,000 in 1998.

Note 6 - Fair value of financial instruments:

                The Company's material financial instruments at July 31, 1999 and October 31, 1999 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts receivable and accounts payable. In the opinion of management, cash and cash equivalents, accounts receivable and accounts payable were carried at values that approximated their fair values at July 31, 1999 and October 31, 1999 because of their liquidity and/or their short-term maturities.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 7 - Other issuances of common stock, warrants and stock options:

                During the year ended July 31, 1999, the Company received proceeds of $7,560,060, net of related costs and expenses of $707,700, from the sale of 6,655,390 shares of common stock and 555,130 warrants to purchase shares of common stock. The sales were made through private placements exempt from registration under the Securities Act of 1933. Each warrant entitles the holder to purchase one share of common stock at $10.00 per share (as adjusted effective October 29, 1999) through April 2000. All of the warrants sold remained outstanding as of October 31, 1999.

                On October 1, 1999, the Board of Directors approved the 1999 Long-term Incentive Plan (the "Incentive Plan") which provides for individual awards to officers, employees, directors, consultants and certain other individuals that may take the form of: (1) stock options, (2) stock appreciation rights and (3) certain other types of awards for which the value is based in whole or in part upon the fair market value of the Company's common stock. The number of shares of common stock that may be subject to all types of awards under the Incentive Plan may not exceed 15% of the aggregate number of shares of the Company's common stock outstanding as of the date of grant. The number of shares that may be subject to awards of incentive stock options is limited to 2,096,444.

                From March 1, 1999 through October 31, 1999, the Company entered into several consulting agreements primarily with investment analysts and commentators. Most agreements have an initial term of one year and are renewable at the option of the Company for an additional year. During the year ended July 31, 1999, as part of the consideration paid or to be paid pursuant to these agreements, (i) the Company issued a total of 20,000 shares of common stock with a fair value of $147,500 and options to purchase a total of 335,000 shares of common stock at $2.00 per share that expire at various dates through July 2009 with a fair value of $1,826,850 to the consultants; and (ii) an executive officer of the Company transferred 100,000 shares of common stock with a fair value of $1,312,500 to one of the consultants. During the three months ended October 31, 1999, as part of the consideration paid or to be paid pursuant to these agreements, the Company issued options to purchase a total of 172,500 shares of common stock (including options to purchase 82,500 shares of common stock granted under the Incentive Plan) at $2.00 per share that expire at various dates through December 2009 with a fair value of $946,000 to consultants. The fair value of the options was determined using the minimum value method in accordance with the guidance in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," using the Black-Scholes option-pricing model and assuming a risk-free interest rate of 6%, expected dividends of 0%, expected option lives of five years and expected volatility of 0%. The transfer of the shares by the executive officer to the consultant on behalf of the Company has been accounted for, effectively, as a donation of the shares to the Company's capital and the reissuance of the shares as a payment for the services.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 7 - Other issuances of common stock, warrants and stock options
         (concluded):

                Accordingly, the Company recorded a total of $3,286,850 and $945,925 as unearned compensation during the year ended July 31, 1999 and the three months ended October 31, 1999, respectively, based on the fair value of the common shares and stock options issued to the consultants by the Company and the executive officer during each period. Unearned compensation is being amortized to expense on a straight-line basis over the initial one year term of each consulting agreement. A total of $271,462 and $902,410 was amortized during the year ended July 31, 1999 and the three months ended October 31, 1999, respectively. The unamortized balance of $3,015,388 and $3,058,903 has been reflected as a reduction of stockholders' equity as of July 31, 1999 and October 31, 1999, respectively.

                The accompanying 1999 consolidated financial statements have been restated from those originally issued by the Company to correct an understatement of the fair value of the stock options issued to the consultants by the Company that was originally charged to unearned compensation of $1,608,650, and an understatement of the amount amortized of $113,000, in 1999. The effect of the correction of the misstatement was to increase net loss and net loss per share by $113,000 and $.01, respectively, in 1999.

Note 8 - Commitments and contingencies:

                Concentrations of credit risk:

                    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents in bank deposit and other accounts the balances of which, at times, may exceed Federally insured limits. At October 31, 1999, the Company had balances in excess of Federally insured limits in the amount of $3,401,683. Exposure to credit risk is reduced by placing such deposits or other temporary investments in high quality financial institutions.

                    The Company performs ongoing credit evaluations of its customers. Generally, the Company does not require any collateral. The Company establishes an allowance for doubtful accounts receivable based upon factors surrounding the credit risk of customers, historical trends and other information. Through October 31, 1999, losses arising from uncollectible accounts had not been material.

                Web site development costs:

                    As of October 31, 1999, the Company had contractual obligations aggregating approximately $119,000 for services to be rendered subsequent to that date in connection with the on-going development of its web site.

                       JagNotes.com Inc. and Subsidiaries
                            (Formerly JagNotes, Inc.)

                   Notes To Consolidated Financial Statements
          (Information as of October 31, 1999 and for the Three Months

                  Ended October 31, 1999 and 1998 is Unaudited)

Note 8 - Commitments and contingencies (concluded):

                Consulting and employment agreements:

                    As of October 31, 1999, the Company was obligated to make cash payments during the year ending October 31, 2000 aggregating approximately $1,000,000 to consultants in conjunction with the agreements described in Note 7 and $116,000 to executive officers pursuant to employment contracts.

                Operating leases:

                    The Company leases office space under month-to-month and longer term noncancelable operating leases. Rent expense was $43,000 and $78,000 for the year ended July 31, 1999 and the three months ended October 31, 1999, respectively. Rent expense for the year ended July 31, 1998 and the three months ended October 31, 1998 was not material. As of October 31, 1999, minimum rental obligations under noncancelable operating leases that expire through October 2001 totaled $158,142, of which $85,242 and $72,900 is payable in the years ending October 31, 2000 and 2001, respectively.

                                      * * *

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Articles of Incorporation of JagNotes provide for the indemnification of the directors, officers, employees and agents of JagNotes to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

           Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Other Expenses of Issuance and Distribution.


          Registration fee                                  $6,276
          Blue Sky fees and expenses                             0
          Legal fees and expenses                          175,000
          Accounting fees and expenses                      50,000
          Printing and related expenses                     14,000
          Miscellaneous                                          0
          TOTAL                                            245,276

           All of the above expenses except the SEC registration fee are estimated. All of the above expenses will be paid by the Company.

Recent Sales of Unregistered Securities.

           The Company has made the following sales of unregistered securities within the last three years:

           In May 1999 the Company closed a private sale of 1,665,390 shares of common stock and 555,130 warrants to 27 accredited investors for cash consideration of approximately $7,327,000 received in March and April of 1999. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

           In May 1999 the Company issued 20,000 shares of its common stock to one person in exchange for services. The issuance of such shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

           In March 1999 the Company (then known as Professional Perceptions, Inc.) issued a total of 4,990,000 shares of common stock to 9 sophisticated investors for cash consideration of $940,000. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Rule 504 of Regulation D promulgated thereunder.

           In March 1999 the Company (then known as Professional Perceptions, Inc.) issued 3,500,000 shares of common stock to the stockholders of JagNotes, Inc. in exchange for all of the outstanding shares of JagNotes, Inc. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

           In March and April 1998 the Company (then known as Professional Perceptions, Inc.) sold 720,900 shares of common stock to approximately 30 investors for cash consideration totaling approximately $70,000. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Rule 504 of Regulation D promulgated thereunder.

           In December 1997 the Company (then known as Professional Perceptions, Inc.) sold 3,100,000 shares of common stock to the three founders of the Company in exchange for $5,275. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Exhibits

           2.1 Agreement and Plan of Reorganization dated March 16, 1999 between Professional Perceptions, Inc. (now known as JagNotes.com Inc.); Harold Kaufman, Jr., an officer, director and principal stockholder thereof; NewJag, Inc.; and the stockholders of NewJag, Inc.*

           2.2 Agreement and Plan of Merger dated as of July 29, 1999 by and among Jag Notes, Inc., a New Jersey corporation, and JagNotes.com, Inc., a Nevada corporation.**

           3.1 Articles of Incorporation of JagNotes.com Inc., as amended**

           3.2       Bylaws of JagNotes.com Inc.**


           5.1       Opinion of Day & Campbell, LLP***

           10.1      1999 Long Term Incentive Plan***


           16.1      Letter Regarding Change in Certifying Accountant*

           21.1      List of Subsidiaries

           23.1      Consent of J.H. Cohn LLP

           23.2      Consent of Stephen Russo, CPA

           23.3 Consent of Day & Campbell, LLP, counsel for the Registrant, included in Exhibit 5.1.***


           27        Financial Data Schedule

           99.1 Articles of Merger of JagNotes, Inc. into JagNotes.com, Inc. (including Certificate of Correction related thereto).**

-------------------

* Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on July 30, 1999.

** Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed on September 30, 1999.


*** Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed on October 26, 1999.



Undertakings

           A.        Supplementary and Periodic Information, Documents and
                     Reports

           Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

           B. Item 512 Undertaking with Respect to Rule 415 Under the Securities Act of 1933

           The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (a)  To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                               (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           C.        Indemnification

                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           D.        Item 512 Undertaking with Respect to Rule 430A

           The undersigned registrant hereby undertakes that:

                     (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

                     (ii) For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New Jersey on January 4, 2000.


                                            JAGNOTES.COM INC.

                                            By:  /s/ Gary Valinoti
                                                -----------------------------
                                                Gary Valinoti, President

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



 /s/ Gary Valinoti                                             January 4, 2000
-------------------------------------------
Gary Valinoti, President, Chief Executive
Officer and Director
(Principal Executive Officer)


 /s/ Stephen Russo                                             January 4, 2000
-------------------------------------------
Stephen Russo, Chief Financial Officer
(Principal Financial Officer)


 /s/ Thomas Mazzarisi                                          January 4, 2000
-------------------------------------------
Thomas Mazzarisi, Executive Vice President,
General Counsel and Director


 /s/ Stephen Schoepfer                                         January 4, 2000
-------------------------------------------
Stephen Schoepfer, Executive Vice President,
Chief Operating Officer and Director



* Gary Valinoti, by signing his name hereto, does sign this Amendment to Registration Statement on behalf of each of the indicated persons on the date indicated pursuant to a power of attorney duly executed by such persons.


 /s/ Gary Valinoti                                             January 4, 2000
-------------------------------------------
Gary Valinoti, Attorney-in-Fact

                                 EXHIBIT INDEX

       Exhibits
       --------
           2.1       Agreement and Plan of Reorganization dated March 16, 1999
                     between Professional Perceptions, Inc. (now known as
                     JagNotes.com Inc.); Harold Kaufman, Jr., an officer,
                     director and principal stockholder thereof; NewJag, Inc.;
                     and the stockholders of NewJag, Inc.*

           2.2 Agreement and Plan of Merger dated as of July 29, 1999 by and among Jag Notes, Inc., a New Jersey corporation, and JagNotes.com, Inc., a Nevada corporation.**

           3.1 Articles of Incorporation of JagNotes.com Inc., as amended**

           3.2       Bylaws of JagNotes.com Inc.**

           5.1       Opinion of Day & Campbell, LLP***

           10.1      1999 Long Term Incentive Plan***

           16.1      Letter Regarding Change in Certifying Accountant*

           21.1      List of Subsidiaries

           23.1      Consent of J.H. Cohn LLP

           23.2      Consent of Stephen Russo, CPA

           23.3 Consent of Day & Campbell, LLP, counsel for the Registrant, included in Exhibit 5.1.***

           27        Financial Data Schedule

           99.1      Articles of Merger of JagNotes, Inc. into JagNotes.com,
                     Inc. (including Certificate of Correction related thereto).**

-------------------

* Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on July 30, 1999.

** Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed on September 30, 1999.

*** Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed on October 26, 1999.